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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                         FIRST UNITED BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

           ARKANSAS                             6021                         71-0538646
(State or other jurisdiction of    (Primary Standard Industrial)          (I.R.S. Employer
incorporation or organization)           Classification Code)           Identification No.)

                          MAIN AND WASHINGTON STREETS
                           EL DORADO, ARKANSAS 71730
                                 (501) 863-3181
              (Address, including ZIP Code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------
                                 JOHN E. BURNS
                          MAIN AND WASHINGTON STREETS
                           EL DORADO, ARKANSAS 71730
                                 (501) 863-3181
           (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)
                            ------------------------
                                   Copies to:

                S. SCOTT LUTON                                JOHN E. BURNS
        IVESTER, SKINNER & CAMP, P.A.                    CHIEF FINANCIAL OFFICER
        111 CENTER STREET, SUITE 1200                 FIRST UNITED BANCSHARES, INC.
         LITTLE ROCK, ARKANSAS 72201                     MAIN AND WASHINGTON ST.
                                                           EL DORADO, AR 71730

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN
CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH
GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX.     / /

                        CALCULATION OF REGISTRATION FEE

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                                                      PROPOSED
TITLE OF EACH CLASS                   PROPOSED    MAXIMUM OFFERING    AGGREGATE
OF SECURITIES                       AMOUNT TO BE     PRICE PER        OFFERING       AMOUNT OF
TO BE REGISTERED                   REGISTERED(1)      UNIT(2)          PRICE      REGISTRATION FEE
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
Common Stock......................     985,849         $26.50       $26,125,000      $9,010.00
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

(1) Estimated based on the maximum number of shares to be registered.
(2) Estimated solely for the purpose of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                         FIRST UNITED BANCSHARES, INC.

      CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                   REQUIRED BY ITEM 501(B) OF REGULATION S-K

                      A. INFORMATION ABOUT THE TRANSACTION

                                                              LOCATION IN PROSPECTUS AND PROXY
          REGISTRATION STATEMENT ITEM AND HEADING                         STATEMENT
- ------------------------------------------------------------  ---------------------------------
 1.   Forepart of Registration Statement and Outside Front
        Cover Page of Prospectus............................  Facing Page of Registration
                                                                Statement; Cross Reference
                                                                Sheet, Cover Page of Proxy
                                                                Statement

 2.   Inside Front and Outside Back Cover Pages of
        Prospectus..........................................  Available Information;
                                                                Incorporation of Certain
                                                                Documents by Reference; Table
                                                                of Contents

 3.   Risk Factors, Ratio of Earnings to Fixed Charges and
        Other Information...................................  Summary; Financial Information

 4.   Terms of the Transaction..............................  The Merger

 5.   Pro Forma Financial Information.......................  Summary -- Selected Financial
                                                                Data; Financial Information

 6.   Material Contacts with the Company Being Acquired.....  The Merger -- Background of the
                                                                Merger; InvestArk Bankshares,
                                                                Inc. -- Resulting Ownership in
                                                                First United

 7.   Additional Information Required for Reoffering by
        Persons and Parties Deemed to be Underwriters.......  Not Applicable

 8.   Interests of Named Experts and Counsel................  Legal Matters and Experts

 9.   Disclosure of Commission Position on Indemnification
        for Securities Act Liabilities......................  Not Applicable

                     B. INFORMATION ABOUT THE REGISTRANT

10.   Information with Respect to S-3 Registrants...........  First United Bancshares, Inc.

11.   Incorporation of Certain Information by Reference.....  Incorporation of Certain
                                                              Documents by Reference

12.   Information with Respect to S-2 or S-3 Registrants....  Not Applicable

13.   Incorporation of Certain Information by Reference.....  Not Applicable

14.   Information with Respect to Registrants Other than S-3
        or S-2 Registrants..................................  Not Applicable

               C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.   Information with Respect to S-3 Companies.............  Not Applicable

16.   Information with Respect to S-2 or S-3 Companies......  Not Applicable

17. Information with Respect to Companies Other than S-3 or S-2 Companies

      (1) Description of Business...........................  InvestArk Bankshares, Inc. --
                                                                Description of Business

      (2) Market Price of and Dividends on the Registrant's
          Common Equity.....................................  Summary -- Comparative Per Share
                                                                Data; InvestArk Bankshares,
                                                                Inc. -- Principal Stockholders
                                                                of InvestArk and Related
                                                                Stockholder Matters

      (3) Selected Financial Data...........................  Summary -- Selected Financial
                                                                Data

      (4) Supplementary Financial Information...............  Not Applicable

                                                              LOCATION IN PROSPECTUS AND PROXY
          REGISTRATION STATEMENT ITEM AND HEADING                         STATEMENT
- ------------------------------------------------------------  ---------------------------------
      (5) Management's Discussion and Analysis of Financial
          Condition and Results of Operations...............  InvestArk Bankshares, Inc. --
                                                                Management Discussion and
                                                                Analysis

      (6) Changes In and Disagreements with Accountants on
          Accounting and Financial Disclosure...............  Not Applicable

      (7) Financial Statements..............................  Financial Information

      (8) Quarterly Financial Information...................  Financial Information

      (9) Financial Statement Schedules.....................  Not Applicable

                     D. VOTING AND MANAGEMENT INFORMATION

18. Information if Proxies, Consents or Authorizations Are to be Solicited

      (1) Date, Time and Place of Information...............  Cover Page of Proxy

      (2) Revocability of Proxy.............................  The InvestArk Special Meeting --
                                                                Voting; Solicitation of
                                                                Proxies; The First United
                                                                Special Meeting -- Voting;
                                                                Solicitation of Proxies

      (3) Dissenters' Rights of Appraisal...................  The Merger -- Right of Dissent
                                                                under the 1965 Act; Right of
                                                                Dissent under the 1987 Act

      (4) Persons Making the Solicitation...................  The InvestArk Special Meeting --
                                                                Voting; Solicitation of
                                                                Proxies; The First United
                                                                Special Meeting -- Voting;
                                                                Solicitation of Proxies

      (5) Interest of Affiliates of the Registrant in the
          Proposed Transaction; Voting Securities and
          Principal Holders.................................  The Merger -- Interest of
                                                                Management in Merger; InvestArk
                                                                Bankshares, Inc. -- Principal
                                                                Stockholders of InvestArk; The
                                                                Merger -- Background of the
                                                                Merger

      (6) Vote Required for Approval........................  The InvestArk Special Meeting --
                                                                Vote Required; The First United
                                                                Special Meeting -- Vote
                                                                Required

      (7) (i)   Directors and Executive Officers............  Incorporation of Certain
                                                                Documents by Reference

          (ii)  Executive Compensation......................  Incorporation of Certain
                                                                Documents by Reference

          (iii) Certain Relationships and Related
                Transactions................................  Incorporation of Certain
                                                                Documents by Reference

19.   Information if Proxies, Consents or Authorizations Are
        Not to be Solicited or in an Exchange Offer.........  Not Applicable

                         FIRST UNITED BANCSHARES, INC.

To the Stockholders of
First United Bancshares, Inc.

     Enclosed is a Notice of Special Meeting of Stockholders of First United Bancshares, Inc. ("First United") which will be held at the main office of First National Bank of El Dorado at Main and Washington Streets, El Dorado, Arkansas on March 30, 1994 at 2:00 P.M.

     At a Special Meeting, Stockholders of First United will consider and vote upon the merger of First United and InvestArk Bankshares, Inc. ("InvestArk") whereby InvestArk will be merged with and into First United. If the merger becomes effective, Stockholders of InvestArk will be entitled to receive total consideration of $26,125,000 consisting of fully paid and nonassessable shares of voting common stock, $1.00 par value of First United. The number of shares of common stock of First United to be exchanged will be determined by dividing $26,125,000 by the average sales price per share of First United common stock for all trades occurring during the period of 10 trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date of the merger. Notwithstanding the foregoing, the number of shares of First United common stock to be exchanged shall not be less than 885,593 and shall not be greater than 985,849. Each stockholder of InvestArk common stock shall be entitled to receive a pro rata portion of First United common stock based on each stockholder's pro rata ownership of the issued and outstanding shares of InvestArk.

     InvestArk is a bank holding company which is primarily engaged in the business of banking through its two wholly-owned bank subsidiaries, with branch offices in Izard and Arkansas counties which provide a full range of banking services to its customers.

     The Board of Directors believes that the proposed merger upon the terms and conditions set forth in the accompanying Proxy Statement is in the best interests of our Stockholders and therefore recommends that you vote in favor of the merger. Additional information regarding the proposed merger, InvestArk and the rights of dissenting Stockholders is set forth in the enclosed Proxy Statement and I urge you to read this material carefully.

     You are cordially invited to attend the meeting in person. Whether or not you plan to attend the Special Meeting, please sign, date and return as soon as possible the enclosed proxy in the enclosed self-addressed and stamped envelope. If you attend the meeting, you may vote in person if you wish, even though you previously returned your proxy.
                                            Very truly yours,

                                                 /s/  JAMES V. KELLEY
                                                      James V. Kelley
                                                   Chairman of the Board

                         FIRST UNITED BANCSHARES, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                 March 30, 1994

     NOTICE is hereby given that a Special Meeting of Stockholders of First United Bancshares, Inc. has been called by the Board of Directors and will be held at the main office of First National Bank Building, Main and Washington Streets, El Dorado, Arkansas on March 30, 1994 at 2:00 p.m. for the following purposes:

     1. To consider and vote upon an Agreement and Plan of Reorganization dated as of December 17, 1993 which provides for the merger of InvestArk Bankshares, Inc. into First United Bancshares, Inc. of El Dorado, Arkansas.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All Stockholders of record at the close of business on February 22, 1994 are entitled to vote at the meeting. The proposal 1 above requires the affirmative vote of two-thirds of shares entitled to vote for approval.

     Whether or not you plan to attend, please sign the enclosed Proxy and return it at once in the stamped return envelope in order to insure that your shares will be represented at the meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your own shares.

                                            By Order of the Board of Directors

                                                 /s/  ROBERT G. DUDLEY
                                                Robert G. Dudley, Secretary

Dated: February 28, 1994

                           INVESTARK BANKSHARES, INC.

To the Stockholders of
InvestArk Bankshares, Inc.

     Enclosed is a Notice of Annual Meeting of Stockholders of InvestArk Bankshares, Inc. ("InvestArk") which will be held at the main office of First Stuttgart Bank and Trust Company at 412 South Main Street, Stuttgart, Arkansas on March 30, 1994 at 10:00 A.M.

     At an Annual Meeting, Stockholders of InvestArk will consider and vote upon the merger of InvestArk with and into First United Bancshares, Inc. ("First United"). If the merger becomes effective, stockholders of InvestArk will exchange their InvestArk shares for fully paid and nonassessable shares of First United voting common stock, $1.00 par value, having a value of $26,125,000. The number of shares of common stock of First United to be exchanged will be determined by dividing $26,125,000 by the average sales price per share of First United common stock for all trades occurring during the period of 10 trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date of the merger. Notwithstanding the foregoing, the number of shares of First United common stock to be exchanged shall not be less than 885,593 and shall not be greater than 985,849. Each stockholder of InvestArk common stock shall be entitled to receive a pro rata portion of First United common stock based on each stockholder's pro rata ownership of the issued and outstanding shares of InvestArk. InvestArk expects to receive a legal opinion, dated as of the effective date of the Merger, that no gain or loss will be recognized by InvestArk stockholders upon receipt of First United common stock in exchange for InvestArk common stock.

     Stockholders of InvestArk will also consider and vote upon the election by InvestArk to be governed by the Arkansas Business Corporation Act of 1987. This vote will be incidental to the vote on the merger in that the election will only be made in order to facilitate compliance with statutory law in consummating the merger and no election will be made unless the merger is approved.

     First United is a bank holding company which is engaged in the business of banking through its five wholly-owned bank subsidiaries, with branch offices in Union, Van Buren, Columbia, Ouachita, and Crawford counties which provide a full range of banking services to its customers.

     The Board of Directors believes that the proposed merger upon the terms and conditions set forth in the accompanying Proxy Statement is in the best interests of our stockholders and therefore recommends that you vote in favor of the merger and the election to be governed by the 1987 Act. Additional information regarding the proposed merger, the above-referenced election, First United and the rights of dissenting stockholders is set forth in the enclosed Proxy Statement and I urge you to read this material carefully.

     You are cordially invited to attend the meeting in person. Whether or not you plan to attend the Annual Meeting, please sign, date and return as soon as possible the enclosed proxy in the enclosed self-addressed and stamped envelope. If you attend the meeting, you may vote in person if you wish, even though you previously returned your proxy.

                                            Very truly yours,

                                                  /s/  HARRY C. ERWIN
                                                       Harry C. Erwin
                                                   Chairman of the Board

                           INVESTARK BANKSHARES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 March 30, 1994

     NOTICE is hereby given that the Annual Meeting of Stockholders of InvestArk Bankshares, Inc. has been called by the Board of Directors and will be held at the main office of First Stuttgart Bank and Trust Company located at 412 South Main Street, Stuttgart, Arkansas on March 30, 1994 at 10:00 a.m. for the following purposes:

     1. To consider and vote upon an Agreement and Plan of Reorganization ("Agreement") dated as of December 17, 1993 which provides for the merger of InvestArk Bankshares, Inc. into First United Bancshares, Inc. of El Dorado, Arkansas.

     2. To consider and vote upon an election to be governed by the Arkansas Business Corporation Act of 1987. This vote will be incidental to the vote upon the Agreement and will only be effective if the Agreement is approved.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All stockholders of record at the close of business on February 22, 1994 are entitled to vote at the meeting. Both proposals 1 and 2 above require the affirmative vote of two-thirds of shares entitled to vote for approval.

     Whether or not you plan to attend, please sign the enclosed Proxy and return it at once in the stamped return envelope in order to insure that your shares will be represented at the meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your own shares.

                                            By Order of the Board of Directors

                                                  /s/  HARRY C. ERWIN
                                                       Harry C. Erwin
                                                   Chairman of the Board

Dated: February 28, 1994

                         FIRST UNITED BANCSHARES, INC.

                                      AND

                           INVESTARK BANKSHARES, INC.

                             JOINT PROXY STATEMENT
                            ------------------------

                         FIRST UNITED BANCSHARES, INC.

                                   PROSPECTUS
                         985,849 SHARES OF COMMON STOCK
                                PAR VALUE $1.00

     This Proxy Statement and Prospectus ("Proxy Statement") is being furnished to the stockholders of InvestArk Bankshares, Inc. ("InvestArk") and First United Bancshares, Inc. ("First United or the Company") in connection with the solicitation of proxies by the Board of Directors of InvestArk and First United, respectively, for use at the annual meeting of stockholders of InvestArk to be held on March 30, 1994, including any adjournments or postponements of the meeting, and for use at a special meeting of stockholders of First United to be held on March 30, 1994, including any adjournments or postponements of the meeting. At the meetings or any adjournments or postponements thereof, the stockholders of InvestArk and First United will be asked to consider and vote on a proposal to authorize and approve the transactions contemplated by the Agreement and Plan of Reorganization between First United and InvestArk, dated December 17, 1993 (the "Agreement"), and incidental thereto the stockholders of InvestArk will be asked to consider and vote on a proposal to elect to have InvestArk governed by the Arkansas Business Corporation Act of 1987. Pursuant to the Agreement and the Plan of Merger ("Plan of Merger") which is Exhibit A to the Agreement, First United would acquire all of the issued and outstanding stock of InvestArk through a merger transaction (the "Merger") in which InvestArk would merge with and into First United in exchange for the issuance to the stockholders of InvestArk of up to 985,849 shares of First United common stock, par value $1.00 ("Common Stock").

     First United has agreed to register under the Securities Act of 1933, as amended (the "Securities Act") the 985,849 shares of First United Common Stock that may be issued to stockholders of InvestArk in exchange for their stock in InvestArk. Consequently, this Proxy Statement serves as a Prospectus of First United under the Securities Act for the issuance of shares of First United Common Stock to stockholders of InvestArk.

     This Proxy Statement and the accompanying forms of proxy are first being mailed to stockholders of InvestArk and First United on or about February 28, 1994. On February 16, 1994, the closing price on the National Association of Securities Dealers Automatic Quotation System of a share of First United Common Stock was $29.50.

       THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT.
      STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS
                        PROXY STATEMENT IN ITS ENTIRETY.
                            ------------------------

THE SECURITIES TO BE ISSUED IN THE PROPOSED TRANSACTION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

             THE DATE OF THIS PROXY STATEMENT IS FEBRUARY 28, 1994.

     NO PERSON IS AUTHORIZED BY FIRST UNITED OR INVESTARK TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

     NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF FIRST UNITED OR INVESTARK SINCE THE DATE HEREOF.
                            ------------------------

                             AVAILABLE INFORMATION

     First United is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files proxy statements, reports and other information with the Securities and Exchange Commission ("Commission"). This filed material can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in Chicago (500 West Madison, Northwestern Atrium Center, 14th Floor, Chicago, Illinois 60661) and in New York (75 Park Place, New York, New York 10007) and copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. First United's Common Stock is traded on the National Association of Securities Dealers Automated Quotation National Market System and the Company's Exchange Act reports and other information can be inspected and copied at the National Association of Securities Dealers, 1735 "K" Street, N.W., Washington, D.C. 20006.

     First United has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to a maximum 985,849 shares of First United Common Stock to be issued upon consummation of the transactions contemplated by the Agreement. This Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by rules and regulations of the Commission. Copies of the Registration Statement are available from the Commission, upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Proxy Statement or any document incorporated by reference in this Proxy Statement relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MR. JOHN E. BURNS, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, FIRST UNITED BANCSHARES, INC., MAIN AND WASHINGTON STREETS, EL DORADO, ARKANSAS 71730, (501) 863-3181. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST, ALTHOUGH NOT REQUIRED, SHOULD BE MADE, BY CERTIFIED MAIL, ON OR BEFORE MARCH 25, 1994.

     The following documents of First United, which have been filed with the Commission under the Exchange Act, are incorporated by reference into this Proxy
Statement:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, filed with the Commission on March 31, 1993.

          2. The Company's most recent Current Report on Form 8-K filed with the Commission on January 5, 1994.

          3. The Company's Current Report on Form 8-K filed with the Commission on December 10, 1993.

          4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993.

     Each document filed subsequent to the date of this Proxy Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the holding of the Special Meeting of the Stockholders of InvestArk and First United, respectively, shall be deemed to be incorporated by reference in this Proxy Statement and shall be part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated in this Proxy Statement shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such document.

     All information contained in this Proxy Statement relating to First United has been supplied by First United and all information relating to InvestArk has been supplied by InvestArk.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY
  The Company.........................................................................
  InvestArk...........................................................................
  The Merger..........................................................................
  No Fairness Opinion.................................................................
  Election by InvestArk Stockholders Under the 1987 Act...............................
  The First United Special Meeting....................................................
  The InvestArk Annual Meeting........................................................
  Certain Federal Income Tax Consequences.............................................
  Dissenters' Rights..................................................................
  Regulatory Approvals................................................................
  Accounting Treatment................................................................
  Market Prices.......................................................................
  Comparative Per Share Data..........................................................
  Selected Financial Data.............................................................
THE INVESTARK SPECIAL MEETING
  Date, Time and Place................................................................
  Purpose of Meeting..................................................................
  Shares Outstanding and Entitled to Vote; Record Date................................
  Vote Required.......................................................................
  Voting; Solicitation of Proxies.....................................................
THE FIRST UNITED SPECIAL MEETING
  Date, Time and Place................................................................
  Purpose of Meeting..................................................................
  Shares Outstanding and Entitled to Vote; Record Date................................
  Vote Required.......................................................................
  Voting; Solicitation of Proxies.....................................................
THE MERGER
  Background of the Merger............................................................
  Reason for the Merger...............................................................
  Fairness of the Transaction.........................................................
  The Agreement.......................................................................
  Regulatory Approvals................................................................
  Antitrust Matters...................................................................
  Certain Federal Income Tax Consequences.............................................
  Accounting Treatment................................................................
  Right of Dissent Under the 1965 Act.................................................
  Right of Dissent under the 1987 Act.................................................
  Exchange Ratio for the Merger.......................................................
  Expenses of the Merger..............................................................
FINANCIAL INFORMATION
  Pro Forma Combining Balance Sheet...................................................
  Pro Forma Combining Statements of Income............................................
  Notes to Pro Forma Combining Financial Statements...................................
ELECTION BY INVESTARK STOCKHOLDERS UNDER THE 1987 ACT
  Election Incidental to the Merger...................................................
  Reason for the Election.............................................................
  Result of the Election..............................................................

                                                                                        PAGE
                                                                                        ----
FIRST UNITED BANCSHARES, INC.
  General.............................................................................
  Offices.............................................................................
  Employees...........................................................................
  Description of First United Common Stock............................................
  Recent Acquisition..................................................................
INVESTARK BANKSHARES, INC.
  Description of Business.............................................................
  Management Discussion and Analysis..................................................
  Directors and Executive Officers....................................................
  Transactions with Management........................................................
  Principal Stockholders of InvestArk.................................................
  Federal Reserve Board Investigations................................................
  Resulting Ownership in First United.................................................
  Registration Rights.................................................................
  Competition.........................................................................
  Litigation..........................................................................
  Offices.............................................................................
  Employees...........................................................................
  Description of InvestArk Stock......................................................
  Comparison of Rights of Holders of InvestArk Stock and First United Stock...........
LEGAL MATTERS AND EXPERTS
  Legal Opinions......................................................................
  Experts.............................................................................
  General.............................................................................
INDEX TO INVESTARK FINANCIAL STATEMENTS...............................................
ANNEXES
  I -    Agreement and Plan of Reorganization                                               I-1
  II -   Arkansas Business Corporation Act of 1965 sec. 4-26-1007                          II-1
  III-   Arkansas Business Corporation Act of 1987 sec. 4-27-1301 et. seq.                III-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement, in the attached Annexes and in the documents incorporated by reference. Stockholders are urged to read carefully this Proxy Statement and the attached Annexes in their entirety.

THE COMPANY

     The Company is a multi-bank holding company located in El Dorado, Arkansas with five wholly-owned subsidiary banks operating in over 28 locations in seven communities throughout the State of Arkansas. The Company's subsidiary banks consist of First National Bank of El Dorado, El Dorado, Arkansas; First National Bank of Magnolia, Magnolia, Arkansas; City National Bank of Fort Smith, Fort Smith, Arkansas; Merchants and Planters Bank, N.A., Camden, Arkansas; and Commercial Bank at Alma, Alma, Arkansas (collectively called the "Subsidiary Banks"). The Company had consolidated assets of $887,749,000, and stockholders' equity of $89,247,000 as of September 30, 1993.

     The Company's Common Stock is traded on the National Association of Securities Dealers Automated Quotation National Market System Over-the-Counter Market (NASDAQ-NMS) under the symbol "UNTD". The Company's principal executive offices are located at Main and Washington Streets, El Dorado, Arkansas, 71730, and its telephone number is (501) 863-3181.

INVESTARK

     InvestArk is a privately-owned Arkansas bank holding company which owns 99.7% of Bank of North Arkansas, Melbourne, Arkansas ("North Arkansas") and 100% of First Stuttgart Bank and Trust Company, Stuttgart, Arkansas ("First Bank"). InvestArk had consolidated assets of $192,337,000 and stockholders' equity of $17,130,000 as of September 30, 1993.

     There is no public market for shares of InvestArk's outstanding capital stock. InvestArk's principal executive offices are located at 412 South Main Street, Stuttgart, Arkansas, 72021; its telephone number is (501) 673-3545.

THE MERGER

     On December 17, 1993, the Company and InvestArk entered into a definitive agreement pursuant to which the Company proposes to acquire all of the issued and outstanding stock of InvestArk by merger of InvestArk with and into First United. The acquisition of InvestArk will be consummated through the issuance to InvestArk's stockholders of up to 985,849 shares of First United Common Stock. The reason for the Merger is to expand the markets of the Company and thereby increase the earning potential of the Company. The Agreement requires that the merger be accounted for as a pooling of interests. See "The Merger -- The Agreement."

     On October 21, 1993, the date immediately prior to the announcement of the agreement in principle, shares of First United Common Stock traded on the NASDAQ-NMS at a closing sales price of $29.50. There is no established market value for the stock of InvestArk.

     THE BOARD OF DIRECTORS OF FIRST UNITED AND INVESTARK RECOMMEND THAT FIRST UNITED AND INVESTARK STOCKHOLDERS, RESPECTIVELY, VOTE IN FAVOR OF THE ADOPTION OF THE AGREEMENT.

NO FAIRNESS OPINION

     No fairness opinion will be rendered in connection with this transaction.

ELECTION BY INVESTARK STOCKHOLDERS UNDER THE 1987 ACT

     The Election by the stockholders of InvestArk to be governed by the Arkansas Business Corporation Act of 1987 codified at Ark. Code Ann. sec. 4-27-101 et. seq. (the "1987 Act") is incidental to and a condition of the Merger proposal and approval of such election will have no force or effect unless the Merger is likewise approved.

     InvestArk is a corporation organized under the Arkansas Business Corporation Act of 1965, codified at Ark. Code Ann. sec. 4-26-101 et.seq. (the "1965 Act"). The 1987 Act is applicable to those corporations that were incorporated on or after January 1, 1988 or those "1965 Act" corporations that elect to be governed by the 1987 Act by amending their Articles of Incorporation to so state. The stockholders of First United elected to be governed by the 1987 Act by amending its Articles of Incorporation.

     The 1965 Act and 1987 Act have statutory merger procedures that must be complied with in order to legally consummate a merger. Although both Acts contain similar provisions, InvestArk must elect to be governed by the 1987 Act in order to facilitate compliance with the applicable statutory procedures.

THE FIRST UNITED SPECIAL MEETING

     Approval of the Merger by the stockholders of First United will be considered at a Special Meeting to be held at the First National Bank Building, El Dorado, Arkansas on March 30, 1994 at 2:00 p.m. Central Daylight Time.

     The affirmative vote of the holders of two-thirds of the outstanding shares of First United Common Stock is required for approval of the Merger. Directors, executive officers and their affiliates hold a total of approximately 26.50% of the outstanding Common Stock of First United. Stockholders of First United are entitled to dissenters' rights. See "The Merger -- Right of Dissent under the 1987 Act."

THE INVESTARK ANNUAL MEETING

     Approval of the Merger by the stockholders of InvestArk will be considered at an Annual Meeting to be held at 412 South Main Street, Stuttgart, Arkansas on March 30, 1994, at 10:00 a.m. Central Daylight Time.

     The affirmative vote of the holders of a two-thirds of the outstanding shares of InvestArk common stock is required for the approval of the Merger and the Election to be governed by the 1987 Act. Directors, executive officers and their affiliates hold a total of 6.30% of the outstanding stock of InvestArk. In addition, stockholders who in the aggregate own 65.99% of the issued and outstanding shares of InvestArk common stock have contractually committed to vote their shares in favor of the Merger. Stockholders of InvestArk are entitled to dissenters' rights. See "The Merger -- Right of Dissent under the 1965 Act; Right of Dissent under the 1987 Act."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, for federal income tax purposes, no gain or loss will be recognized by either First United or InvestArk as a result of the Merger and InvestArk's stockholders will not recognize gain or loss upon the receipt of First United Common Stock in exchange for InvestArk common stock. InvestArk expects to receive an opinion of counsel, dated as of the effective date of the Merger, opining that no gain or loss will be recognized by the InvestArk stockholders upon the receipt of First United Common Stock in exchange for InvestArk common stock in connection with the Merger. The parties to this transaction will not request a ruling from the Internal Revenue Service concerning the taxability of this transaction. See "The Merger -- Certain Federal Income Tax Consequences."

DISSENTERS' RIGHTS

     Holders of both First United Common Stock and InvestArk common stock are entitled to dissenter's rights with respect to the Merger. Holders of First United Common Stock may exercise their right of dissent under the 1987 Act, while Holders of InvestArk Common Stock may exercise their right of dissent under either the 1965 Act or the 1987 Act. See "The Merger -- Right of Dissent under the 1965 Act; Right of Dissent under the 1987 Act."

REGULATORY APPROVALS

     At this time, First United expects to receive the approval of the Board of Governors of the Federal Reserve to merge InvestArk into First United. First United also expects to receive the approval of the Arkansas Bank Commissioner to consummate the Merger. See "The Merger -- Regulatory Approvals."

ACCOUNTING TREATMENT

     First United intends to treat the Merger as a pooling of interests for accounting purposes. Consummation of the Merger is conditioned upon the receipt of the opinion of Arthur Andersen & Co. that the Merger will qualify for the pooling of interests accounting treatment. See "The Merger -- Accounting Treatment."

MARKET PRICES

     First United Common Stock is traded over-the-counter in the NASDAQ National Market System. InvestArk common stock is not traded publicly and there is no quoted market for the stock. The table below shows the high and low closing sales prices for First United Common Stock.

                                                                  FIRST UNITED
                                                                COMMON STOCK(1)
                                                              --------------------
                                                                    1 SHARE
                                                              --------------------
                                                               HIGH          LOW
                                                              ------       -------
            1991............................................  $13.50       $ 11.75
            1992............................................  $26.00       $13.375
            1993............................................  $29.50       $ 23.00

- ---------------

(1) All share prices have been adjusted for a two-for-one stock split which was declared July 27, 1992.

     On October 21, 1993, immediately prior to the public announcement of the agreement in principle between First United and InvestArk as to the proposed merger transaction, the closing sales price for First United Common Stock was $29.50. On February 16, 1994, the closing sales price for First United Common Stock was $29.50.

COMPARATIVE PER SHARE DATA

     The following table sets forth for the periods indicated selected historical per share data of First United and InvestArk and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger. The data presented are based upon the consolidated financial statements and related notes of First United which are incorporated by reference in this Proxy Statement, and the consolidated financial statements and related notes of InvestArk and the pro forma combining balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear elsewhere in this Proxy Statement. See "Financial Information." These data are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated.

                                                                                           INVESTARK
                                                                    FIRST UNITED/          PRO FORMA
                                            FIRST                     INVESTARK          EQUIVALENT(2)
                                            UNITED     INVESTARK      PRO FORMA     ------------------------
                                          HISTORICAL   HISTORICAL    COMBINED(1)    $26.50   $29.00   $29.50
                                          ----------   ----------   -------------   ------   ------   ------
Book value per common share:
  December 31, 1992......................   $18.64       $73.08        $ 18.44      $82.59   $76.71   $75.67
  September 30, 1993.....................    20.89        79.54          20.54       91.96    85.45    84.27
Cash dividends per common share:
  Year ended December 31, 1990...........      .50          .60            .44        1.97     1.83     1.80
  Year ended December 31, 1991...........      .50          .90            .45        2.01     1.87     1.85
  Year ended December 31, 1992...........      .60          .95            .54        2.42     2.25     2.21
  Nine months ended September 30, 1992...      .45          .55            .39        1.75     1.62     1.60
  Nine months ended September 30, 1993...      .49          .65            .43        1.92     1.79     1.76
Income per share from continuing
  operations:
  Year ended December 31, 1990...........     1.74         1.32           1.49        6.69     6.11     6.14
  Year ended December 31, 1991...........     1.77         4.19           1.63        7.32     6.78     6.71
  Year ended December 31, 1992...........     2.44        10.34           2.45       10.97    10.19    10.06
  Nine months ended September 30, 1992...     1.84         7.77           1.85        8.26     7.70     7.57
  Nine months ended September 30, 1993...     2.15         6.73           2.06        9.22     8.57     8.43

- ---------------

(1) See "Financial Information."

(2) The InvestArk pro forma equivalents represent the respective First United/InvestArk pro forma combined earnings, dividends and book value per common share multiplied by the applicable exchange ratio of 4.55 ($26.50 First United stock value), 4.10 ($29.00 First United stock value) or 4.09 ($29.50 First United stock value) shares of First United Common Stock for each share of InvestArk Common Stock so that the First United/InvestArk pro forma equivalent amounts are equated to the respective values for one share of InvestArk Common Stock. The exchange ratio is determined by dividing First United common stock to be received by the InvestArk stockholders by the 216,464 shares of InvestArk Common Stock currently outstanding.

SELECTED FINANCIAL DATA

     The table on the following page presents selected historical financial data of First United and InvestArk and selected unaudited pro forma financial data after giving effect to the Merger as a pooling of interests for accounting purposes, assuming the Merger had occurred at the beginning of the earliest period presented, but without giving effect to costs associated with the consummation of the Merger, which currently are estimated to total $175,000.00. The First United historical data for each of the years in the five-year period ended December 31, 1992 are based on the historical financial statements of First United as audited by Arthur Andersen & Co., independent public accountants. The InvestArk historical data for each of the years in the five-year period ended December 31, 1992 are based on the historical financial statements of InvestArk as audited by Martin and Company, independent auditors. The selected financial data for First United and InvestArk for the nine-month periods ended September 30, 1992 and 1993 have been obtained from unaudited financial statements and, in the opinion of the respective management of First United and InvestArk, include all adjustments necessary to present fairly the data for such periods. The pro forma data is not necessarily indicative of the results of operations or the financial condition that would have been reported had the Merger been in effect during those periods, or as of those dates, or that may be reported in the future. Pro forma combined per share data of First United and InvestArk give effect to the exchange of each share of InvestArk common stock for 4.10 shares of First United Common Stock.

     These data should be read in conjunction with the consolidated financial statements of each of First United and InvestArk, and the related notes thereto, incorporated by reference herein and in conjunction with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement. See "Incorporation of Certain Documents by Reference" and "Financial Information."

                             SUMMARY FINANCIAL DATA

                                                                                                          NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                            ---------------------------------------------------------  ------------------------
                                              1988       1989       1990        1991         1992         1992         1993
                                            ---------  ---------  ---------  -----------  -----------  -----------  -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
FIRST UNITED -- HISTORICAL
Operating Data
  Total interest income.................... $  49,938  $  65,903  $  68,212  $    68,796  $    63,381  $    48,311  $    44,500
  Net interest income......................    20,082     24,825     26,913       29,933       34,691       26,039       26,598
  Provision for possible loan losses.......     1,755      3,837      2,122        3,250        2,422        1,867        1,115
    Income from continuing operations......     6,867      6,201      7,438        7,546       10,443        7,866        9,201
Per Share Data
  Income from continuing operations........      1.61       1.45       1.74         1.77         2.44         1.84         2.15
  Cash dividend paid.......................      0.50       0.50       0.50         0.50         0.60         0.45         0.49
Selected Balance Sheet Items
  Total assets.............................   747,597    765,338    797,242      848,582      895,527      895,527      887,749
  Total securities.........................   257,048    261,600    294,366      373,824      427,000      427,090      425,718
  Net loans................................   386,686    374,136    376,544      369,726      363,655      356,756      376,012
  Total deposits...........................   649,426    660,851    689,713      743,631      772,995      772,995      762,861
  Long-term debt...........................    12,750     11,643     10,536        9,429        8,321        8,321        7,214
  Capital accounts.........................    56,960     61,025     66,327       71,737       79,618       79,618       89,247
INVESTARK -- HISTORICAL
Operating Data
  Total interest income.................... $  12,770  $  14,756  $  15,786  $    15,960  $    14,188  $    10,828  $     9,543
  Net interest income......................     5,528      5,942      6,171        6,777        7,819        5,833        5,665
  Provision for possible loan losses.......     1,000        448      1,576        1,463           64           39            0
    Income from continuing operations......     1,194      1,435        286          907        2,233        1,681        1,450
Per Share Data
  Income from continuing operations........      5.52       6.64       1.32         4.19        10.34         7.77         6.73
  Cash dividend paid.......................      0.63       0.63       0.60         0.90         0.95         0.55         0.65
Selected Balance Sheet Items
  Total assets.............................   154,060    164,535    183,114      189,738      190,933      201,163      192,236
  Total securities.........................    53,532     60,956     74,690       72,239       82,462       78,669       84,719
  Net loans................................    79,152     81,409     87,621       86,745       85,906       84,206       82,237
  Total deposits...........................   135,347    143,135    159,936      166,072      170,102      179,112      170,525
  Long-term debt...........................     1,652      1,100        890          870          500          755            0
  Capital accounts.........................    11,669     12,908     13,102       13,833       15,820       15,367       17,130
PRO FORMA -- COMBINED
Operating Data
  Total interest income.................... $  62,708  $  80,659  $  83,999  $    84,936  $    77,569  $    59,139  $    54,043
  Net interest income......................    25,610     30,767     33,084       36,711       42,510       31,872       32,263
  Provision for possible loan losses.......     2,755      4,285      3,698        4,714        2,486        1,906        1,115
    Income from continuing operations......     8,061      7,636      7,724        8,458       12,676        9,547       10,651
Per Share Data
  Income from continuing operations........      1.56       1.48       1.49         1.63         2.45         1.85         2.06
  Cash dividend paid.......................      0.44       0.44       0.44         0.45         0.54         0.39         0.43
Selected Balance Sheet Items
  Total assets.............................   901,657    929,873    980,356    1,038,320    1,086,460    1,096,690    1,080,085
  Total securities.........................   310,580    322,556    369,056      446,063      509,462      505,759      510,437
  Net loans................................   465,838    455,545    464,165      456,471      449,561      440,962      458,249
  Total deposits...........................   784,773    803,986    849,649      909,703      943,097      952,107      933,386
  Long-term debt...........................    14,402     12,743     11,406       10,299        8,821        9,076        7,214
  Capital accounts.........................    68,629     73,933     79,429       85,570       95,438       94,985      106,277

                          THE INVESTARK ANNUAL MEETING
DATE, TIME AND PLACE

     The InvestArk Annual Meeting will be held on March 30, 1994, commencing at 10:00 a.m. Central Daylight Time, at the offices of InvestArk, 412 South Main Street, Stuttgart, Arkansas.

PURPOSE OF MEETING

     The purpose of the InvestArk Annual Meeting is to consider and vote upon the adoption of the Agreement between InvestArk and First United and to consider and vote upon the election of InvestArk to be governed by the Arkansas Business Corporation Act of 1987 (the "Election").

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     The close of business on February 22, 1994 has been fixed by the Board of Directors of InvestArk as the record date for the determination of holders of InvestArk common stock entitled to notice of and to vote at the InvestArk Annual Meeting. At the close of business on February 22, 1994, there were 216,464 shares of InvestArk common stock issued and outstanding held by 159 shareholders of record. Holders of record of InvestArk common stock on the record date are entitled to one vote per share and are entitled to dissenters' rights. See "The Merger -- Right of Dissent under the 1965 Act; Right of Dissent under the 1987 Act."

VOTE REQUIRED

     The affirmative vote of two-thirds of all the shares of InvestArk common stock outstanding on the record date is required to adopt the Agreement and the Election.

     As of January 1, 1994, directors, executive officers and their affiliates own 6.30% of the outstanding stock of InvestArk. In addition, other stockholders who in the aggregate own 65.99% of the outstanding shares of InvestArk common stock, have contractually committed to vote their shares in favor of the Merger.

VOTING; SOLICITATION OF PROXIES

     Proxies for use at the InvestArk Annual Meeting accompany copies of this Proxy Statement delivered to record holders of InvestArk common stock and such proxies are solicited on behalf of the Board of Directors of InvestArk. A holder of InvestArk common stock may use his proxy if he is unable to attend the InvestArk Annual Meeting in person or wishes to have his shares voted by proxy even if he does attend the meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice of such revocation to the secretary of InvestArk, or by submitting a proxy having a later date, or by such person appearing at the InvestArk meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the Merger and the Election.

     InvestArk will bear the cost of solicitation of proxies from its stockholders. In addition to using the mails, proxies may be solicited by personal interview. Officers and other employees of InvestArk acting on InvestArk's behalf, may solicit proxies personally.

                        THE FIRST UNITED SPECIAL MEETING

DATE, TIME AND PLACE

     The First United Special Meeting will be held on March 30, 1994, commencing at 2:00 p.m. Central Daylight Time at the First National Bank Building, Main and Washington Streets, El Dorado, Arkansas.

PURPOSE OF MEETING

     The purpose of the First United Special Meeting is to consider and vote upon the adoption of the Agreement between InvestArk and First United.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     The close of business on February 22, 1994 has been fixed by the Board of Directors of First United as the record date for determination of holders of First United Common Stock entitled to notice of and to vote at the First United Special Meeting. At the close of business on February 22, 1994, there were 4,272,276 shares of First United Common Stock issued and outstanding held by approximately 800 stockholders of record. Holders of record of First United Common Stock on the record date are entitled to one vote per share, and are entitled to Dissenter's Rights. See "The Merger -- Right of Dissent under the 1987 Act."

VOTE REQUIRED

     The affirmative vote of two-thirds of all the shares of First United Common Stock outstanding on the record date is required to adopt the Agreement. As of January 1, 1994, directors, executive officers and their affiliates own approximately 26.50% of the outstanding Common Stock of First United.

VOTING; SOLICITATION OF PROXIES

     Proxies for use at the First United Special Meeting accompany copies of this Proxy Statement delivered to record holders of First United Common Stock. A holder of First United Common Stock may use his proxy if he is unable to attend the First United Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice of such revocation to the secretary of First United, or by submitting a proxy having a later date, or by such person appearing at the First United Special Meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the Merger.

     First United will bear the cost of solicitation of proxies from its stockholders. In addition to using the mails, proxies may be solicited by personal interview. Officers and other employees of First United, acting on First United's behalf, may solicit proxies personally.

                                   THE MERGER

BACKGROUND FOR THE MERGER

     From time to time, the Board of Directors and management of InvestArk have considered various strategies for InvestArk, including merging with a larger company. Representatives of Stephens Inc. of Little Rock, Arkansas, InvestArk's financial advisers, were authorized to solicit potential merger partners. A list of potential merger partners including First United, was then compiled on the basis of various criteria, including compatibility with InvestArk's business, ability to provide satisfactory terms, business and financial prospects.

     A limited number of companies from the list, including First United, were contacted on a confidential basis concerning the possible merger and asked to make a bid for InvestArk. After numerous negotiating sessions First United's bid was accepted by the Board of Directors of InvestArk and InvestArk signed a letter of intent on October 21, 1993 and the Agreement on December 17, 1993.

     For its role as financial advisor to InvestArk, Stephens Inc. is to receive $100,000 cash payment from InvestArk plus reasonable expenses which are expected to be minimal at the closing of the Merger. Stephens Inc. is controlled by certain members of the families of Wilton R. Stephens and Jackson T. Stephens who are also affiliates of InvestArk. Various Stephens family members and trusts own in the aggregate 65.81% of the outstanding shares of InvestArk common stock and have entered into an Agreement with First United to vote such shares in favor of the Merger. In consideration of such voting agreement, First United granted the Stephens family members and trusts registration rights with respect to the shares of First United Common Stock they will receive in the Merger. See "InvestArk Bankshares, Inc. -- Registration Rights".

     Stephens Inc. has acted as a market maker for First United Common Stock, which is traded on the National Association of Securities Dealers Automated Quotations System National Market System, for many years. However, Stephens Inc. has temporarily suspended its role as a market maker in First United Common Stock pending closing of the Merger.

REASON FOR THE MERGER

     The acquisition of InvestArk will expand First United's current markets. The banking subsidiaries of InvestArk are located in Melbourne, Arkansas and Stuttgart, Arkansas. Currently, there are no banking offices in the First United system located in Melbourne or Stuttgart. Thus, the acquisition of InvestArk expands First United's market into new areas.

     Management of First United believes that by expanding its markets, it will increase the range and competitiveness of its banking services to persons residing in the Melbourne and Stuttgart areas while increasing the earning power of First United.

FAIRNESS OF THE TRANSACTION

     THE BOARD OF DIRECTORS OF FIRST UNITED AND INVESTARK BELIEVE THAT THE PROPOSED ACQUISITION TERMS ARE FAIR TO THE STOCKHOLDERS OF BOTH FIRST UNITED AND INVESTARK AND RECOMMEND A VOTE IN FAVOR OF THE ADOPTION OF THE AGREEMENT.

THE AGREEMENT

     The following description of certain features of the Agreement is qualified in its entirety by the full text of the Agreement, which is incorporated herein by reference and attached hereto by Annex.

     Under the terms of the Agreement, InvestArk will be merged with and into First United in exchange for the issuance by the Company of a maximum of 985,849 newly issued shares of First United Common Stock to the holders of the common stock of InvestArk.

     The Agreement provides that the stockholders of InvestArk will receive total consideration of $26,125,000 consisting of fully paid and nonassessable shares of Common Stock, $1.00 par value of First United. The number of shares of First United common stock to be exchanged for all of the issued and outstanding shares of InvestArk Common Stock will be determined by dividing $26,125,000 by the average price of First United Common Stock. The average price of First United Common Stock is defined as the average sales price per share for all trades occurring during the period of ten (10) trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date. Notwithstanding the foregoing, the number of shares of First United Common Stock to be exchanged shall not be less than 885,593 and shall not be greater than 985,849 which equate to an average price of First United Common Stock of $29.50 and $26.50, respectively. Fractional shares of First United Common Stock shall not be issued and any InvestArk stockholder entitled to receive a fractional share shall receive a cash payment equal to the value of the fractional share based on the average price of First United Common Stock.

     The Agreement can be terminated by InvestArk if the First United Common Stock average price is less than $22.00 and the scheduled closing date is more than 120 days after the date of the Agreement. First

United may terminate the Agreement if the First United Common Stock average price is $35.00 or more and the scheduled closing date is more than 120 days after the date of the Agreement. However, First United may not terminate the Agreement based upon the aforementioned ground if: (i) First United has agreed or announced its intention to be acquired by a third party or merge into a third party that is the surviving corporation, or (ii) First United has received an unsolicited offer of proposal to engage in such a transaction. In addition, either party may terminate the Agreement, if the Merger is not closed on or before May 31, 1994 provided that the failure to close is not caused by a breach of the Agreement by the party seeking to terminate it.

     First United and InvestArk have agreed, for the period prior to the consummation of the merger, to operate their respective businesses only in the usual, regular and ordinary course. In addition, First United and InvestArk will use reasonable efforts to maintain and keep their respective properties in as good repair and condition as at present, except for ordinary wear and tear and to perform all obligations required under all material contracts, leases, and documents relating to or affecting their respective assets prior to the consummation of the Merger. First United and InvestArk have further agreed that, prior to consummation of the Merger, they will not incur any material liabilities or obligations, except in the ordinary course of business, or take any action which would or is reasonably likely to adversely affect the ability of either First United or InvestArk to obtain any necessary approvals, adversely affect the ability of First United or InvestArk to perform their covenants and agreements under the Agreement, or result in any of the conditions to the Merger not being satisfied. InvestArk has further agreed that, unless otherwise required by applicable law, it shall not initiate, solicit or encourage any inquiry or proposal which constitutes a competing transaction.

     The Agreement requires that certain conditions occur or be waived prior to the closing date ("conditions precedent"), including (a) approval by InvestArk stockholders by two-thirds of all outstanding shares; (b) approval by First United stockholders by two-thirds of all outstanding shares; (c) approval by the appropriate bank regulatory authorities; (d) receipt by the Company of an opinion from Arthur Andersen & Co. that the Merger will qualify for pooling of interests treatment under the applicable accounting principles; and (e) satisfaction of other normal conditions to closing a merger transaction. It is also a condition to the Merger that First United have an effective registration statement on file with the Securities and Exchange Commission covering the issuance of shares to be exchanged pursuant to the Merger. Prior to the effective date of the Merger, any condition of the Agreement except, those required by law may be waived by the party benefited by the condition.

     The effective date of the Merger will be the date the Articles of Merger are filed with the Arkansas Secretary of State, or the date so stated in the Articles of Merger. The Agreement provides that a closing date will be set by mutual agreement to occur within a reasonable time following the date on which the last of all regulatory and other approvals necessary to consummate the Merger have been received and all necessary time periods imposed by regulatory authorities have elapsed. The parties may, however, amend the Agreement to provide a later closing date.

REGULATORY APPROVALS

     The Merger is subject to prior approval by the appropriate banking regulatory authorities. An application has been filed for approval of the Merger with the Board of Governors of the Federal Reserve ("Board") for First United to acquire InvestArk. In conjunction with the Board application, the Merger is also subject to review by the Department of Justice as to its competitive effects. An application has also been filed with the Arkansas Bank Department ("Department") for approval of the Merger. The application made to the Board and Department has not been approved or denied. It cannot be predicted with accuracy when approval or denial will be received, however, the Company expects regulatory action to be taken on these applications within sixty (60) days following the date of this Proxy Statement.

ANTITRUST MATTERS

     The Department of Justice has thirty (30) calendar days after approval by the Board in which to challenge the proposed Merger on anti-trust considerations. The approval letter or Order from the Board, therefore will provide that the Merger may not be consummated until thirty (30) calendar days after the effective date of such letter or Order. The letter or Order will also provide that the transaction must be consummated no later than ninety (90) calendar days from that effective date unless the period is extended for good cause by the Board upon request by First United.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     General. For federal income tax purposes the law provides that participants (a "Party" or "Parties") in a transaction, including the transaction contemplated by the Merger, which meets certain specific statutory and case law requirements (a "reorganization") are entitled to special tax treatment which effectively defers the instance of taxation on any gain inherent in a reorganization. This result is achieved by treating the Parties as if they had continued substantially unaffected by the reorganization. Under Section 361, no gain or loss is recognized by a Party as a result of a reorganization (Section references under this caption are to the Internal Revenue Code of 1986, as amended (the "Code"). Section 362(b) provides that the tax basis of property received by a Party in a reorganization is the same as it would be in the hands of the transferor, increased by any gain recognized by the transferor on such transfer. The tax basis of the underlying assets of the Parties is not changed.

     For the stockholders of corporations which are Parties to a reorganization,
Section 354 provides that no gain or loss shall be recognized to such stockholders on the exchange of their stock of one Party for the stock of another Party. Section 358 provides that the basis of the stock received by such a stockholder shall be the same as the basis of the stock surrendered in the exchange. Under Section 1223, the holding period of the stock received by a stockholder of one of the Parties will include the period for which the stock exchanged by such stockholder was held.

     As a result of case law interpreting the special tax treatment available for reorganizations, there is also (i) a continuity-of-interest concept which requires that, in the aggregate, stockholders of each of the corporate parties to a reorganization maintain a minimum level of equity ownership in the surviving corporate party, (ii) a continuity of business enterprise requirement; and (iii) a valid business purpose requirement.

     Tax Consequences. It is expected that at or prior to the closing date of the Merger, InvestArk will receive closing tax opinion of tax counsel to InvestArk that for federal income tax purposes, under current law, assuming that the Merger and related transactions will take place as described in the Merger Agreement and that the case law requirements described above, relating to continuity of stockholder interest, continuity of business enterprise and valid business purpose, are satisfied, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and First United and InvestArk each will be a Party to the reorganization within the meaning of
Section 368(b) of the Code.

     If the Merger constitutes such a reorganization, the following will be the material federal income tax consequences of the Merger in the opinion of Shults, Ray & Kurrus: (i) no gain or loss will be recognized by the InvestArk stockholders upon the receipt of First United Common Stock in exchange for InvestArk common stock in connection with the Merger; (ii) the tax basis of the First United Common Stock to be received by the InvestArk stockholders in connection with the Merger will be the same as the basis in the InvestArk Common Stock surrendered in exchange therefor; (iii) the holding period of the First United Common Stock to be received by the InvestArk stockholders in connection with the Merger will include the holding period of the InvestArk common stock surrendered in exchange therefor, provided that InvestArk common stock is held as a capital asset at the effective time of the Merger; and (iv) the payment of cash to stockholders of InvestArk in lieu of the issuing fractional shares of First United Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by First United for cash and the payments received will be treated as distributions in redemption of the fractional shares, subject to the provisions of Section 302 of the Code.

     Cash Received by Holders of InvestArk or First United Common Stock Who Dissent. A stockholder of InvestArk or First United who perfects his dissenter's rights under the laws of Arkansas and who receives payment of the fair value of his shares of InvestArk common stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of

Section 302 of the Code, including the attribution rules of Section 318. In general, if the dissenting shares of common stock are held by the holder as a capital asset at the effective time of the Merger, such holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. Each holder of common stock who contemplates exercising his dissenter's rights should consult his own tax adviser as to the possibility that any payment to him will be treated as dividend income.

     THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH INVESTARK AND FIRST UNITED STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     First United intends to treat the merger as a pooling of interests for accounting purposes. Consequently, in accordance with generally accepted accounting principles, First United anticipates that it will restate its consolidated financial statements to include the assets, liabilities, stockholders' equity and results of operations of InvestArk as reflected in its consolidated financial statements, subject to appropriate adjustments, if any, to conform accounting principles of the two companies.

RIGHT OF DISSENT UNDER THE 1965 ACT

     HOLDERS OF INVESTARK COMMON STOCK WILL BE ENTITLED TO EXERCISE DISSENTER'S RIGHTS EITHER UNDER THE 1965 ACT OR THE 1987 ACT. IF APPROVED, THE ELECTION TO BE GOVERNED BY THE 1987 ACT BY THE STOCKHOLDERS OF INVESTARK, AS DISCUSSED BELOW, WILL BE MADE PRIOR TO CONSUMMATION OF THE MERGER BUT SUBSEQUENT TO A VOTE ON SUCH MERGER. THEREFORE, FIRST UNITED WILL RECOGNIZE COMPLIANCE WITH EITHER THE 1965 ACT OR THE 1987 ACT AS A VALID EXERCISE OF DISSENTER'S RIGHTS WITH RESPECT TO SUCH MERGER. FOR A DISCUSSION OF THE PROCEDURE TO BE FOLLOWED UNDER THE 1987 ACT, SEE "THE MERGER -- RIGHT OF DISSENT UNDER THE 1987 ACT."

     Under Arkansas law, holders of InvestArk common stock are entitled to dissenters' rights pursuant to Ark. Code Ann. sec. 4-26-1007 of the 1965 Act. However, if a holder of shares of InvestArk common stock chooses to follow the procedure under the 1965 Act, he shall only be entitled to such rights if he complies with that statute. The following summary does not purport to be a complete statement of the method of compliance with Section 4-26-1007 and is qualified by reference to those statutory sections which are attached, hereto by Annex.

     A holder of InvestArk stock who wishes to perfect his dissenter's rights in the event that the Merger is adopted must:

          (a) File with the corporation, prior to or at the meeting of stockholders at which the vote on the Agreement is to be made, written objection to the Agreement; and

          (b) Not have voted in favor of the Merger.

     Any written notice of objection to the Merger pursuant to clause (a) of the immediately proceeding paragraph should be mailed or delivered to InvestArk Bankshares, Inc., 412 South Main Street, Stuttgart, Arkansas 72021, Attention:
Harry C. Erwin, Chief Executive Officer. Because the written objection must be delivered prior to or at the stockholder vote on the Agreement, it is recommended, although not required, that a stockholder using the mail should use certified or registered mail, return receipt requested, to confirm that he has made timely delivery.

     Within ten (10) days after the consummation of the Merger, any stockholder objecting to the Merger must make a written demand on First United for payment of the fair value of his shares as of the day before the vote on the Agreement was taken. This second notice should be mailed to First United Bancshares, Inc., Main and Washington Streets, El Dorado, Arkansas, 71730, Attention: John E. Burns, Vice President and Chief Financial Officer. The demand must state the number and class of shares owned. If a demand is not made within the 10-day period, the stockholder is bound by the Agreement.

     Within ten (10) days after the Merger is effected, First United shall give notice to each dissenting stockholder who made demand as provided above for the payment of the value of his shares. If the dissenting stockholder and First Untied agree upon the value of the shares within thirty (30) days after the date of the Merger, then payment shall be made within ninety (90) days of the Merger. Simultaneously with the payment, the dissenting stockholder shall surrender the certificates representing his shares.

     If within the thirty-day period no agreement is reached as to the value of the dissenting stockholder's shares, the dissenting stockholder must file a petition in Pulaski County Circuit Court within 60 days after the expiration of the 30-day period asking for a determination of the fair value of his shares. The judgment will be final and is payable only upon and simultaneously with the surrender of the certificates representing the shares to First United. If a dissenting stockholder fails to file a petition within the 60-day period, he and all persons claiming under him shall be bound by the terms of the Agreement.

RIGHT OF DISSENT UNDER THE 1987 ACT

     HOLDERS OF FIRST UNITED COMMON STOCK OR INVESTARK COMMON STOCK SHALL BE ENTITLED TO DISSENTER'S RIGHTS PURSUANT TO ARK. CODE ANN. SEC. 4-27-1301 ET. SEQ. OF THE 1987 ACT WITH RESPECT TO THE MERGER. HOWEVER, A HOLDER OF FIRST UNITED COMMON STOCK SHALL ONLY BE ENTITLED TO EXERCISE DISSENTER'S RIGHTS UNDER THE 1987 ACT, WHEREAS A HOLDER OF INVESTARK COMMON STOCK MAY ALSO EXERCISE SUCH RIGHTS UNDER THE 1965 ACT, SEE "THE MERGER -- RIGHT OF DISSENT UNDER THE 1965 ACT."

     The following summary does not purport to be a complete statement of the method of compliance with the 1987 Act and is qualified by reference to those statutory sections which are attached hereto by Annex.

     A holder of either InvestArk or First United Common Stock who wishes to perfect his dissenter's rights in the event that the Merger is adopted must:

          (a) File with the corporation, prior to or at the meeting of stockholders at which the vote on the Agreement is to be made, written objection to the Agreement; and

          (b) Not have voted in favor of the Merger.

     Any written notice of objection to the Merger pursuant to clause (a) of the immediately preceding paragraph should be mailed or delivered to InvestArk Bankshares, Inc., 412 South Main Street, Stuttgart, Arkansas 72021, Attention:
Mr. Harry C. Erwin, Chief Executive Officer (if you are a stockholder of First United, to First United Bancshares, Inc., Main and Washington Streets, El Dorado, Arkansas 71730, Attention: John E. Burns, Vice President and Chief Financial Officer). Because the written objection must be delivered prior to or at the stockholder vote on the Merger, it is recommended, although not required, that a stockholder using the mail should use certified or registered mail, return receipt requested, to confirm that he has made timely delivery.

     If the Merger is adopted at the special stockholders meeting, the corporation must send to the dissenting stockholder, no later than ten (10) days after the corporate action was taken, a dissenter's notice which will inform the stockholder where a demand for payment must be sent, where the stockholder's share certificates must be deposited and provide a form for demanding payment. The dissenter's notice will also notify the stockholder of a time period within not fewer than thirty (30) nor more than sixty (60) days which the stockholder must deliver the payment demand form and stock certificates to the corporation.

     As soon as the Merger is consummated, or upon receipt of a payment demand by the dissenting stockholder, First United must pay the dissenting stockholder the amount First United estimates to be the fair value of the shares, plus accrued interest and deliver to the dissenting stockholder the corporation's balance sheet as of the most recent fiscal year, an income statement for that year, a statement of changes in stockholder equity for that year, and the latest available interim financial statement. At this time, First United shall also deliver to the dissenting stockholder a statement of the corporation's estimate of fair value of the shares, an explanation of how interest was calculated, a statement of the dissenter's right to demand a higher value for his shares and a copy of the appropriate statutory provisions governing the dissenters rights procedure.

     Within thirty (30) days after the dissenting stockholder has received payment in the amount the corporation estimates to be the fair value of the shares, the dissenting stockholder must notify the corporation, in writing, of his own estimate of fair value. If the dissenting stockholder does not notify the corporation within this thirty (30) day period, he waives his right to demand a higher payment.

     If the demand for payment, as referenced in the immediately preceding paragraph remains unsettled for sixty (60) days from the date the corporation receives the dissenting stockholders demand for payment, the corporation must commence a proceeding and file a petition in Pulaski County Circuit Court to determine the fair value of the shares and the amount of accrued interest to be paid.

EXCHANGE RATIO FOR THE MERGER

     The number of shares of First United Common Stock to be issued pursuant to the Merger is calculated by dividing $26,125,000 by the average sales price of First United Common Stock for all trades occurring during the period of ten (10) days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date, provided that the amount of shares of First United Common Stock issued does not exceed the maximum number of 985,849 or is not the less than the minimum number of 885,593. The exchange ratio for the Merger is calculated by taking the number of shares of First United Common Stock to be issued and dividing this number by the total number of issued and outstanding shares of InvestArk common stock, which is 216,464. The following table illustrates a range of average sales prices for First United Common Stock and based upon these average sales prices, calculates the number of shares of First United Common Stock to be issued and the resulting exchange ratio. This table is for illustration purposes only and should not be relied upon as the actual amount of shares to be issued, the actual average sales price, or the exchange ratio.

                         CALCULATION OF EXCHANGE RATIO

        First United Average Sales Price..............   $26.50      $28.00      $29.50
        First United Common Stock Issued..............  985,849     933,035     885,593
        Exchange Ratio for the Merger(2)..............     4.55        4.31        4.09

- ---------------

(2) The Exchange Ratio represents the number of shares of First United Common Stock that a stockholder of InvestArk would receive for one share of InvestArk common stock. However, as discussed above, fractional shares will not be issued.

EXPENSES OF THE MERGER

     First United and InvestArk will bear their own expenses incident to preparing for entering into and carrying out the Merger Agreement and the consummation of the Merger, except that First United will pay all expenses incident to the preparation of this Proxy Statement and its printing and distribution and for the filing of necessary applications for approval of the Merger with the Board and Department.

                             FINANCIAL INFORMATION

     The following unaudited Pro Forma Combining Balance Sheet as of September 30, 1993, and Unaudited Pro Forma Combining Income Statements for the nine months ended September 30, 1993 and 1992 and for the years ended December 31, 1992, 1991, and 1990 illustrate the effect of the proposed Merger as if the Merger had occurred at the beginning of the earliest period presented.

     These Pro Forma Combining Financial Statements should be read in conjunction with the historical financial statements of First United which are incorporated by reference herein and InvestArk which are included herein.

     The Pro Forma Combining Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate which may be attained in the future.

                       PRO FORMA COMBINING BALANCE SHEETS

                                                                SEPTEMBER 30, 1993
                                            -----------------------------------------------------------
                                                                            PRO FORMA        PRO FORMA
                                            FIRST UNITED     INVESTARK     ADJUSTMENTS        COMBINED
                                            ------------     ---------     -----------       ----------
                                            (IN THOUSANDS)
ASSETS
Cash and due from banks....................   $ 35,782       $  17,627       $               $   53,409
Interest-bearing deposits in other banks...      1,493           1,370                            2,863
Short-term investments.....................     22,541               0                           22,541
Securities held for sale...................     82,649               0                           82,649
Investment securities......................    343,069          84,719                          427,788
Net loans..................................    376,012          82,237                          458,249
Premises and equipment.....................      9,815           2,791                           12,606
Goodwill...................................      2,751               0                            2,751
Other real estate owned....................      1,414             278                            1,692
Other assets...............................     12,223           3,315                           15,538
                                            ------------     ---------     -----------       ----------
          Total Assets.....................   $887,749       $ 192,337       $     0         $1,080,086
                                            ------------     ---------     -----------       ----------
                                            ------------     ---------     -----------       ----------
LIABILITIES AND CAPITAL ACCOUNTS
Deposits...................................   $762,861       $ 170,525                       $  933,386
Federal funds purchased and securities sold
  under agreements to repurchase...........     21,491           3,026                           24,517
Other liabilities..........................      6,936           1,656                            8,592
Long-term debt.............................      7,214               0                            7,214
                                            ------------     ---------                       ----------
          Total Liabilities................    798,502         175,207                          973,709
                                            ------------     ---------     -----------       ----------
Preferred stock............................          0               0                                0
Common stock...............................      4,272           2,191        (2,191)(2)          5,173
                                                                                 901 (2)
Surplus....................................     11,125           1,099        (1,099)(2)         13,357
                                                                               2,232 (2)
Undivided Profits..........................     73,850          13,997                           87,847
Less: Treasury Stock.......................          0            (157)          157 (2)              0
                                            ------------     ---------     -----------       ----------
          Total Capital Accounts...........     89,247          17,130                          106,377
                                            ------------     ---------     -----------       ----------
          Total Liabilities and Capital
            Accounts.......................   $887,749       $ 192,337       $     0         $1,080,086
                                            ------------     ---------     -----------       ----------
                                            ------------     ---------     -----------       ----------

                    PRO FORMA COMBINING STATEMENTS OF INCOME

                                                                  FOR THE NINE MONTHS ENDED
                                                                     SEPTEMBER 30, 1993
                                                             -----------------------------------
                                                               FIRST                   PRO FORMA
                                                              UNITED       INVESTARK   COMBINED
                                                             ---------     -------     ---------
                                                            (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Interest income............................................   $   44,500    $  9,543    $   54,043
Interest expense...........................................       17,902       3,878        21,780
                                                              ----------    --------    ----------
Net interest income........................................       26,598       5,665        32,263
Provision for loan losses..................................       (1,115)         (0)       (1,115)
                                                              ----------    --------    ----------
Net interest income after provision for loan losses........       25,483       5,665        31,148
Other income
  Service charges on deposit accounts......................        2,203         258         2,461
  Trust department income..................................          716         376         1,092
  Security gains...........................................           44           0            44
  Other service charges and fees...........................            0          86            86
  Other operating income...................................          874         407         1,281
                                                              ----------    --------    ----------
          Total other income...............................        3,837       1,127         4,964
Other expense
  Salaries.................................................        6,019       1,615         7,634
  Pension and other employee benefits......................        1,921         395         2,316
  Net occupancy expense....................................        1,299         272         1,571
  Equipment expense........................................          649         412         1,061
  Data processing expense..................................        1,174         134         1,308
  Other operating expense..................................        4,739       2,083         6,822
                                                              ----------    --------    ----------
          Total other expense..............................       15,801       4,911        20,712
                                                              ----------    --------    ----------
Income before income taxes.................................       13,519       1,881        15,400
Income tax expense.........................................        4,318         431         4,749
                                                              ----------    --------    ----------
Income from continuing operations..........................   $    9,201    $  1,450    $   10,651
                                                              ----------    --------    ----------
                                                              ----------    --------    ----------
Earnings per share(3)......................................   $     2.15    $   6.73    $     2.06
Weighted average shares outstanding........................    4,272,276     215,356     5,173,138

                    PRO FORMA COMBINING INCOME STATEMENT(1)

                                                                  FOR THE NINE MONTHS ENDED
                                                                     SEPTEMBER 30, 1992
                                                             -----------------------------------
                                                               FIRST                   PRO FORMA
                                                              UNITED       INVESTARK   COMBINED
                                                             ---------     -------     ---------
                                                            (IN THOUSANDS, EXCEPT FOR SHARE DATA)

Interest income............................................  $   48,311    $ 10,828     $   59,139
Interest expense...........................................      22,272       4,995         27,267
                                                             ----------    --------     ----------
Net interest income........................................      26,039       5,833         31,872
Provision for loan losses..................................      (1,867)        (39)        (1,906)
                                                             ----------    --------     ----------
Net interest income after provision for loan losses........      24,172       5,794         29,966
                                                             ----------    --------     ----------
Other income
  Service charges on deposit accounts......................       2,083         306          2,389
  Trust department income..................................         624         343            967
  Security gains...........................................         377           0            377
  Other service charges and fees...........................           0          69             69
  Other operating income...................................         821         292          1,113
                                                             ----------    --------     ----------
          Total other income...............................       3,905       1,010          4,915
                                                             ----------    --------     ----------
Other expense
  Salaries.................................................       5,790       1,520          7,310
  Pension and other employee benefits......................       2,091         374          2,465
  Net occupancy expense....................................       1,269         350          1,619
  Equipment expense........................................         678         278            956
  Data processing expense..................................       1,446         134          1,580
  Other operating expense..................................       5,435       1,974          7,409
                                                             ----------    --------     ----------
          Total other expense..............................      16,709       4,630         21,339
                                                             ----------    --------     ----------
Income before income taxes.................................      11,368       2,174         13,542
Income tax expense.........................................       3,502         493          3,995
                                                             ----------    --------     ----------
Income from continuing operations..........................  $    7,866    $  1,681     $    9,547
                                                             ----------    --------     ----------
                                                             ----------    --------     ----------
Earnings per share(3)......................................  $     1.84    $   7.77     $     1.85
Weighted average shares outstanding........................   4,272,276     216,198      5,173,138

                    PRO FORMA COMBINING INCOME STATEMENT(1)

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                                            1991
                                                             -----------------------------------
                                                               FIRST                   PRO FORMA
                                                              UNITED       INVESTARK   COMBINED
                                                             ---------     -------     ---------
                                                               (IN THOUSANDS, EXCEPT FOR SHARE
                                                                            DATA)
Interest income............................................   $63,381      $14,188      $77,569
Interest expense...........................................    28,690        6,369       35,059
                                                             ---------     -------     ---------
Net interest income........................................    34,691        7,819       42,510
Provision for loan losses..................................    (2,422)         (64)      (2,486)
                                                             ---------     -------     ---------
Net interest income after provision for loan losses........    32,269        7,755       40,024
                                                             ---------     -------     ---------
Other income
  Service charges on deposit accounts......................     2,831          380        3,211
  Trust department income..................................       919          488        1,407
Security gains.............................................       386            0          386
  Other service charges and fees...........................         0           68           68
  Other operating income...................................     1,379          568        1,947
                                                             ---------     -------     ---------
          Total other income...............................     5,515        1,504        7,019
                                                             ---------     -------     ---------
Other expense
  Salaries.................................................     7,770        2,088        9,858
  Pension and other employee benefits......................     2,611          454        3,065
  Net occupancy expense....................................     1,881          422        2,303
  Equipment expense........................................       605          433        1,038
  Data processing expense..................................     1,860            0        1,860
  Other operating expense..................................     7,966        3,120       11,086
                                                             ---------     -------     ---------
          Total other expense..............................    22,693        6,517       29,210
                                                             ---------     -------     ---------
Income before income tax expense and minority interest in
  net earnings of consolidated subsidiaries................    15,091        2,742       17,833
Income tax expense.........................................     4,648          501        5,149
                                                             ---------     -------     ---------
Income before minority interest in net earnings of
  consolidated subsidiaries................................    10,443        2,241       12,684
Minority interest in net earnings of consolidated
  subsidiaries.............................................         0            8            8
                                                             ---------     -------     ---------
Income from continuing operations..........................   $10,443      $ 2,233      $12,676
                                                             ---------     -------     ---------
                                                             ---------     -------     ---------
Earnings per share(3)......................................   $  2.44      $ 10.34      $  2.45
Weighted average shares outstanding........................   4,272,276     216,014     5,173,138

                    PRO FORMA COMBINING INCOME STATEMENT(1)

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                                            1991
                                                             -----------------------------------
                                                               FIRST                   PRO FORMA
                                                              UNITED       INVESTARK   COMBINED
                                                             ---------     -------     ---------
                                                            (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Interest income............................................   $68,976      $15,960      $84,936
Interest expense...........................................    39,043        9,182       48,225
                                                            ----------     -------    ----------
Net interest income........................................    29,933        6,778       36,711
Provision for loan losses..................................    (3,250)      (1,464)      (4,714)
                                                            ----------     -------    ----------
Net interest income after provision for loan losses........    26,683        5,314       31,997
Other income
  Service charges on deposit accounts......................     2,669          397        3,066
  Trust department income..................................       886          470        1,356
  Security gains...........................................       254            0          254
  Other service charges and fees...........................         0           82           82
  Other operating income...................................     1,137          666        1,803
                                                            ----------     -------    ----------
          Total other income...............................     4,946        1,615        6,561
                                                            ----------     -------    ----------
Other expense
  Salaries.................................................     7,566        2,040        9,606
  Pension and other employee benefits......................     2,279          412        2,691
  Net occupancy expense....................................     1,773          461        2,234
  Equipment expense........................................       623          370          993
  Data processing expense..................................     1,570            0        1,570
  Other operating expense..................................     7,285        2,607        9,892
                                                            ----------     -------    ----------
          Total other expense..............................    21,096        5,890       26,986
                                                            ----------     -------    ----------
Income before income tax expense and minority interest
  in net earnings of consolidated subsidiaries.............    10,533        1,039       11,572
  Income tax expense.......................................     2,986          128        3,114
                                                            ----------     -------    ----------
Income before minority interest in net earnings of
  consolidated subsidiaries................................   $ 7,547      $   911      $ 8,458
Minority interest in net earnings of consolidated
  subsidiaries.............................................         0            4            4
                                                            ----------     -------    ----------
Income from continuing operations..........................   $ 7,547      $   907      $ 8,454
                                                            ----------     -------    ----------
                                                            ----------     -------    ----------
Earnings per share(3)......................................   $  1.77      $  4.19      $  1.63
Weighted average shares outstanding........................ 4,272,276      216,212    5,173,138

                    PRO FORMA COMBINING INCOME STATEMENT(1)

                                                               FOR THE YEAR ENDED DECEMBER 31, 1990
                                                             ----------------------------------------
                                                                                            PRO FORMA
                                                             FIRST UNITED     INVESTARK     COMBINED
                                                             ------------     ---------     ---------
                                                              (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Interest income............................................    $ 68,212        $15,786       $83,998
Interest expense...........................................      41,299          9,615        50,914
                                                             ------------     ---------     ---------
Net interest income........................................      26,913          6,171        33,084
Provision for loan losses..................................      (2,122)        (1,576)       (3,698)
                                                             ------------     ---------     ---------
Net interest income after provision for loan losses........      24,791          4,595        29,386
                                                             ------------     ---------     ---------
Other income
  Service charges on deposit accounts......................       2,496            367         2,863
  Trust department income..................................         853            371         1,224
  Security gains...........................................          49              0            49
  Other service charges and fees...........................           0             77            77
  Other operating income...................................       1,266             67         1,333
                                                             ------------     ---------     ---------
          Total other income...............................       4,664            882         5,546
                                                             ------------     ---------     ---------
Other expense
  Salaries.................................................       7,267          1,941         9,208
  Pension and other employee benefits......................       1,969            382         2,351
  Net occupancy expense....................................       1,669            446         2,115
  Equipment expense........................................         697            282           979
  Data processing expense..................................       1,606              0         1,606
  Other operating expense..................................       6,289          1,983         8,272
                                                             ------------     ---------     ---------
          Total other expense..............................      19,497          5,034        24,531
                                                             ------------     ---------     ---------
Income before income taxes and minority interest in net
  earnings of consolidated subsidiaries....................       9,958            443        10,401
Income tax expense.........................................       2,520            155         2,675
                                                             ------------     ---------     ---------
Income before minority interest in net earnings of
  consolidated subsidiaries................................       7,438            288         7,726
Minority interest in net earnings of consolidated
  subsidiaries.............................................           0              2             2
                                                             ------------     ---------     ---------
Income from continuing operations..........................       7,438        $   286       $ 7,724
                                                             ------------     ---------     ---------
                                                             ------------     ---------     ---------
Earnings per share(3)......................................    $   1.74        $  1.32       $  1.49
Weighted average shares outstanding.......................    4,272,276        216,212     5,173,138

NOTES TO PRO FORMA COMBINING FINANCIAL STATEMENTS

     (1) The adjustments to the Pro Forma Combining Financial Statements do not include direct expenses related to the Merger, which will be recorded at the time of the Merger. These adjustments also do not include a fourth quarter 1993 adjustment made by InvestArk to increase its allowance for possible loan losses by approximately $590,000 and an adjustment to increase its reserve against other real estate owned by approximately $100,000. These additions were made in order to achieve conformity with the policies followed by the subsidiary banks of First United. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor necessarily indicative of future operating results of financial position.

     (2) These adjustments reflect the issuance of approximately 900,862 shares of First United Common Stock in exchange for all InvestArk common stock and the retirement of InvestArk common stock held in treasury. The actual number of shares of First United Common Stock to be issued pursuant to the Merger will fluctuate based upon the average price of First United Common Stock assumed to be at 29.00 for these Pro Forma Combining Financial Statements.

     (3) Pro forma per share data are based on the number of shares of First United Common Stock that would have been outstanding had the Merger occurred at the beginning of the earliest period presented. The following table illustrates pro forma earnings per share based upon the allowable minimum and maximum average price of First United Common Stock of $26.50 and $29.50, respectively, pursuant to the Agreement.

                                                                        $26.50    $29.50
                                                                        ------    ------
        Nine months ended September 30, 1993..........................  $ 2.03    $ 2.07
        Nine months ended September 30, 1992..........................    1.82      1.85
        Year ended December 31, 1992..................................    2.41      2.46
        Year ended December 31, 1991..................................    1.61      1.64
        Year ended December 31, 1990..................................    1.47      1.50

             ELECTION BY INVESTARK STOCKHOLDERS UNDER THE 1987 ACT

ELECTION INCIDENTAL TO THE MERGER

     THE ELECTION BY THE STOCKHOLDERS OF INVESTARK TO BE GOVERNED BY THE ARKANSAS BUSINESS CORPORATION ACT OF 1987 IS INCIDENTAL TO THE MERGER PROPOSAL AND APPROVAL OF SUCH ELECTION WILL HAVE NO FORCE OR EFFECT UNLESS THE MERGER IS LIKEWISE APPROVED.

REASON FOR THE ELECTION

     InvestArk is a corporation that was organized under the Arkansas Business Corporation Act of 1965, codified at Ark. Code Ann. sec.4-26-101 et.seq. The 1987 Act is applicable to those corporations that were incorporated on or after January 1, 1988 or those "1965 Act" corporations that elect to be governed by the 1987 Act by amending their Articles of Incorporation to so state. The stockholders of First United elected to be governed by the 1987 Act by amending its Articles of Incorporation.

     The 1965 Act and 1987 Act have statutory merger procedures that must be complied with in order to legally consummate a merger. Although both acts contain similar provisions, it is advisable for InvestArk to elect to be governed by the 1987 Act in order to facilitate compliance with the applicable statutory requirements.

RESULT OF THE ELECTION

     The affirmative vote of two-thirds of all outstanding shares of InvestArk common stock will authorize InvestArk to amend its Articles of Incorporation and thereby elect to be governed by the 1987 Act. First

United is governed by the 1987 Act and shares of First United Common Stock received by InvestArk stockholders upon consummation of the Merger will entitle such stockholders rights under the 1987 Act. The following discussion is an analysis of the material differences between the 1965 and 1987 Act with respect to Stockholders' rights.

     Powers of Directors in Setting Preferences, Rights and Limitation of Classes and Series of Stocks. The 1965 Act states that the preferences, rights and limitations of classes of stock must be specified in the Articles, and that the power to establish certain limited rights and preferences for series may be delegated to the Board. The 1987 Act, however, allows inclusion of a provision in the Articles which gives the Board the power to set the preferences, rights and limitations of any class or series of stock before any shares of the class or series are issued. This power is exercised by filing with the Secretary of State Articles of Amendment, adopted without stockholder action.

     Preemptive Rights. The 1987 Act denies stockholders preemptive rights (i.e., the right of existing stockholders to acquire newly-issued shares of stock on a pro rata basis of current ownership interest) unless the Articles specifically authorize preemptive rights. In contrast, the 1965 Act grants certain preemptive rights unless denied by the Articles.

     Restrictions On Distributions. The 1987 Act allows a corporation to elect in its Articles to restrict its ability to make distributions. The 1965 Act has no such provision.

     Quorum. The 1987 Act, like the 1965 Act, provides that a quorum, for purposes of a stockholders meeting, will be a majority of the shares entitled to vote unless the Articles provide otherwise. The 1987 Act does not provide a minimum size for the quorum. The 1965 Act provides that a quorum may not be less that one-third of the shares entitled to vote.

     Cumulative Voting. Cumulative voting is a method of voting for directors where each share entitled to vote is given as many votes as there are board positions being voted on; the votes may be "cumulated," or cast for a single position, rather than spread among the available positions. The 1987 Act does not allow stockholders to cumulate their votes for election of directors unless the Articles of Incorporation so provide. This is contrary to the 1965 Act, which grants stockholders absolute cumulative voting rights.

     Removal of Directors. The 1987 Act allows the Articles to provide that directors may be removed only for cause. The 1965 Act does not allow such a limitation and provides that directors may be removed with or without cause by a majority of the shares entitled to vote.

     Vacancy on Board of Directors. The 1987 Act provides that unless the Articles provide otherwise, any vacancy on the board may be filled by either the stockholders or the remaining directors. This is a change from the 1965 Act, under which the remaining directors fill vacancies unless the Articles provide otherwise.

     Amendment of By-Laws. The 1987 Act provides that the Articles may reserve to the stockholders the power to amend a corporation's by-laws. If the power is not so reserved, the board may amend the by-laws, but stockholders may not be excluded from the power to amend the by-laws. The 1965 Act provides that the board of directors alone have the power to amend the by-laws, unless the Articles reserve that power solely to the stockholders.

     By-Law Increasing Quorum or Voting Requirements for Stockholders. The 1987 Act allows the stockholders to adopt a by-law that fixes a greater stockholder quorum or voting requirement than the statutory requirement if such by-law is authorized by the Articles of Incorporation. The 1965 Act has no such provision.

     Voting to Adopt Merger. The 1987 Act allows the Articles to set a voting requirement for mergers which is greater than the statutory requirement of a majority of votes to be cast. The 1965 Act includes a statutory requirement of two-thirds of the votes entitled to be cast to approve a merger.

     Sales of Assets in Regular Course of Business and Mortgage of Assets. Unless otherwise provided in the Articles, the 1987 Act allows the board to act without stockholder approval in the sale or other disposition of all, or substantially all, of the property of the corporation in the usual course of business and to mortgage all or any of the corporation's property, whether or not in the usual course of business. However, the 1965 Act contains the same provision.

     Notice of Stockholder Meetings. The 1987 Act requires notice of the date, time, and place of each annual or special meeting of the stockholders. If the meeting is to consider a proposal to increase the authorized capital stock or in bonded indebtedness of the corporation, the notice must be given no fewer than 75 days before the meeting period. The 1965 Act has the same provision. Under the 1987 Act, in all other cases the notice must be given no fewer than 10 and no more than 60 days before the meeting date. Under the 1965 Act notice cannot be given fewer than 10 and more than 50 days prior to the meeting.

     Proxies. Like the 1965 Act, the 1987 Act allows a stockholder to vote by proxy. The procedural provisions for the exercise of proxies under the 1987 Act are the same as under the 1965 Act.

     Voting. The 1987 Act, unlike the 1965 Act, does not count abstaining votes in determining whether there are sufficient affirmative votes to approve a measure. The 1965 Act states that (unless a greater number is required by statute or by the Articles) approval by stockholders takes the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter. The 1987 Act, however, provides that the action is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action.

     Dissenting Stockholders. Those transactions giving rise to dissenters' rights under the 1965 Act are as follows:

          1. Consummation of a sale of all or substantially all of the assets of a corporation otherwise than in the usual or ordinary course of its business.

          2. Consummation of a merger or consolidation to which the corporation is a party unless on the date the Articles of Merger are filed the surviving corporation wholly owns the other corporations that are parties to the Merger.

     Under the 1987 Act, a stockholder is entitled to dissent from the following corporate actions:

          1. Consummation of a plan of merger to which the corporation is a party if stockholder approval is required or if the corporation is a subsidiary that is merged with its parent;

          2. Consummation of a plan of share exchange to which the corporation is a party and which requires stockholder approval;

          3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business if stockholder approval is required;

          4. An amendment of the Articles of Incorporation that materially and adversely affects the rights of dissenters' shares; or

          5. Any other corporate action taken pursuant to a stockholder vote to the extend the Articles of Incorporation, the By-Laws, or a resolution of the board of directors provides that stockholders are entitled to dissent.

     For a summary of the procedure that would be followed in order to exercise dissenters' rights under the 1965 Act, See "The Merger -- Right of Dissent under the 1965 Act." For a summary of the procedure that would be followed in order to exercise dissenters' rights under the 1987 Act, See "The Merger -- Right of Dissent under the 1987 Act."

                         FIRST UNITED BANCSHARES, INC.
GENERAL

     First United is a multi-bank holding company incorporated in 1980 for the purpose of holding all of the outstanding stock of The First National Bank of El Dorado, El Dorado, Arkansas having assets of $286 million, deposits of $244 million, and stockholders' equity of $31 million, as of September 30, 1993. Between 1981 and 1988, First United acquired three other banks in different cities within Arkansas. The banks acquired were the First National Bank of Magnolia, Magnolia, Arkansas, having assets of $201 million, deposits of $176 million, and stockholders' equity of $21 million, as of September 30, 1993; Merchants and Planters Bank, N.A. of Camden, Camden, Arkansas, having assets of $90 million, deposits of $81 million, and stockholders' equity of $9 million as of September 30, 1993; and City National Bank of Fort Smith, Fort Smith, Arkansas, having assets of $310 million deposits of $271 million and stockholders' equity of $27 million as of September 30, 1993. Each of the banks are wholly-owned by First United, and, furthermore, are banks organized under the laws of the United States and are regulated by the Office of the Comptroller of the Currency.

     On November 30, 1993 First United acquired Commerce Financial Corporation which wholly-owned Commercial Bank at Alma, Alma, Arkansas. Commerce Financial Corporation was merged into First United which succeeded to the ownership of Commercial Bank at Alma which had assets of $45 million, deposits of $40 million, and stockholders' equity of $5.5 million as of the date of closing. Commercial Bank at Alma is a state-chartered institution and is regulated under the supervision of the Arkansas Bank Department.

     The banks offer customary services of banks of similar size and similar markets, including interest-bearing and non-interest-bearing deposit accounts, commercial, real estate and personal loans, trust services, correspondent banking services and safe deposit box activities.

     The banking business is highly competitive. The Subsidiary Banks of First United compete actively with national and state banks, savings and loan associations, securities dealers, mortgage bankers, finance companies and insurance companies.

     First United is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "Act"), and as such, is subject to regulation and examination by the Federal Reserve Board and is required to file with the Federal Reserve Board annual reports and other information regarding the business operations of itself and its subsidiaries. The Act provides that a bank holding company may be required to obtain Federal Reserve Board approval for the acquisition of more than 5% of the voting securities of substantially all of the assets of any bank or bank holding company, unless it already owns a majority of the voting securities of such bank or bank holding company. The Act prohibits First United from engaging in any business other than banking or bank-related activities specifically allowed by the Federal Reserve Board. The Act also prohibits First United and its subsidiaries from engaging in certain tie-in arrangements in connection with the extension of credit, the lease of sale of property or the provision of any services. Under Title VI of the Financial Institutions, Reform, Recovery and Enforcement Act of 1989, the Act has been amended to authorize bank holding companies to acquire savings and thrift institutions without tandem operation restrictions.

     First United's Subsidiary Banks are subject to a variety of regulations concerning the maintenance of reserves against deposits, limitations on the rates that can be charged on loans or paid on deposits, branching, restrictions on the nature and amounts of loans and investments that can be made and limits on daylight overdrafts.

     The Subsidiary Banks are limited in the amount of dividends they may declare. Prior approval must be obtained from the appropriate regulatory authorities before dividends can be paid by the Banks to First United if the amount of adjusted capital, surplus and retained earnings is below defined regulatory limits. The Subsidiary Banks are also restricted from extending credit or making loans to or investments in First United and certain other affiliates as defined in the Act. Furthermore, loans and extensions of credit are subject to certain other collateral requirements.

OFFICES

     First United's executive offices are located in the offices of First National Bank of El Dorado at Main and Washington Streets, El Dorado, Arkansas 71730.

EMPLOYEES

     As of December 31, 1993, First United and its Subsidiary Banks had approximately 373 full-time equivalent employees, 100 of whom are located in El Dorado, 144 of whom are located in Fort Smith, 67 of whom are located in Magnolia, 37 of whom are located in Camden, and 25 of whom are located in Alma.

DESCRIPTION OF FIRST UNITED COMMON STOCK

     The following summary of the terms of First United Common Stock does not purport to be complete and is qualified in its entirety by reference to the 1987 Act and First United's Amended and Restated Articles of Incorporation. First United's Amended and Restated Articles of Incorporation authorizes the issuance of 12,000,000 shares of Common Stock, $1.00 par value. There are 4,272,276 fully paid and non-assessable shares of First United Common Stock issued and outstanding.

     Each share of First United Common Stock is entitled to one vote on all matters to be voted on by stockholders, including the right to cumulate votes for the election of the Board of Directors, and to dividends when and if declared from time to time by the Board of Directors. There is no right of preemption associated with the First United Common Stock. Upon liquidation, each share would be entitled to share pro rata in all of the assets of First United available for distribution to the holders of Common Stock. The transfer agent for First United Common Stock is First National Bank of El Dorado, El Dorado, Arkansas. First United Common Stock is traded on NASDAQ-National Market System over-the-counter under the symbol of "UNTD."

RESALE OF FIRST UNITED COMMON STOCK

     The First United Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act of 1933 (the "Securities Act"), except for shares issued to any InvestArk stockholder who may be deemed to be an "affiliate" of InvestArk for purposes of Rule 145 under the Securities Act. Each such stockholder has entered into an agreement with First United providing that such affiliate will not transfer any First United Common Stock received in the merger except in compliance with the Securities Act and will not sell or otherwise transfer such Common Stock (or any interest therein) until financial results of First United and its subsidiaries (including InvestArk) for at least 30 days of combined operations are published. This restrictions expected to expire by August 15, 1994. See also "InvestArk Bancshares, Inc. -- Resulting Ownership in First United".

RECENT ACQUISITION

     On November 30, 1993, First United acquired Commerce Financial Corporation, Alma, Arkansas, which wholly-owned Commercial Bank at Alma, Alma, Arkansas. Commercial Bank at Alma is a state-chartered commercial bank which at the closing date had approximately $45,000,000 in assets, $40,000,000 in deposits and $5,500,000 million in stockholder equity. The merger of Commerce Financial Corporation with and into First United was accounted for under the purchase method of accounting. Total cash consideration paid by First United in the acquisition of Commerce Financial Corporation was approximately $5,367,000. See "Incorporation of Certain Documents By Reference -- First United Current Report on Form 8-K, dated December 10, 1993".

                           INVESTARK BANKSHARES, INC.
DESCRIPTION OF BUSINESS

     InvestArk is a multi-bank holding company which owns 99.7% and 100% of the common stock of The Bank of North Arkansas, Melbourne, Arkansas ("North Arkansas") and First Stuttgart Bank and Trust Company, Stuttgart, Arkansas, ("First Bank") respectively. InvestArk may engage, directly or through subsidiaries, in those activities closely related to banking which are specifically permitted under the Bank Holding Company Act of 1956, as amended.

     InvestArk was organized as an Arkansas bank holding company on July 20, 1984. The sole asset of InvestArk is the stock it holds in its two bank subsidiaries. The subsidiaries grant commercial, installment and real estate loans to customers principally in Arkansas County and Izard County, Arkansas. As of September 30, 1993, these subsidiaries had a total of $83,133,078 of loans outstanding and a loan loss reserve of $896,091. InvestArk adjusted its allowance for possible loan losses and reserve against other real estate owned to add $690,000 in the fourth quarter of 1993. This amount resulted in a reduction of the same amount in InvestArk's capital account. However, this reduction in capital was substantially recouped by InvestArk's retention of fourth quarter earnings. For a more complete discussion regarding the aforementioned mentioned adjustment, see "InvestArk Bankshares, Inc. -- Management Discussion and Analysis".

MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion and analysis highlights the significant factors affecting InvestArk's consolidated financial statements. For a more complete understanding of the following discussion, reference should be made to InvestArk's consolidated financial statements and related notes thereto presented elsewhere in this Proxy Statement.

                             BALANCE SHEET ANALYSIS

     Financial Condition. Total assets of InvestArk remained relatively stable between December 31, 1992 and 1991. At September 30, 1993 assets were $192,337,000 reflecting modest growth over the December 31, 1992 level of $189,738,000. InvestArk receives a major portion of its income from earning assets which consist of interest bearing deposits with other banks, federal funds sold, investment securities and loans.

     InvestArk's loan portfolio represents the largest component of the earning asset base. However, the loan portfolio continues to experience modest declines as a result of weakened loan demand. Inherent in InvestArk's loan portfolio is credit risk. InvestArk maintains an allowance against which loan losses are charged. Management evaluates the allowance adequacy quarterly. Management's methodology to determine the adequacy of the allowance considers specific credit reviews, past loan loss experience, current economic conditions and trends and the volume and composition of the loan portfolion. See "Earnings Analysis -- Provision for Possible Loan Losses" for information regarding the allowance's impact upon earnings.

     Investment securities, which has the largest impact upon income from earning assets, continues to grow. At September 30, 1993, investment securities had a balance of $84,719,000 as compared to December 31, 1992 and 1991 levels of $82,462,000 and $72,240,000, respectively. The increase from 1991 to 1992 primarily reflects a shift out of cash and due from bank accounts to investment securities in an effort to maximize earning asset levels.

     As the primary source to fund earning assets, deposits have increased gradually to a level of $170,525,000 at September 30, 1993 as compared to December 31, 1992 and 1991 levels of $170,102,000 and $166,072,000, respectively. Although overall levels of deposits have been stable between 1992 and 1993, the deposit mix has changed. Non-interest bearing deposits increased by $7,654,000 or 29% for the nine months ended September 30, 1993 due to declining interest rates and the resulting shift from interest bearing deposits due to depositors shortening their time horizons.

     Liquidity and Interest Rate Sensitivity Management. Liquidity is the ability of the bank to fund the needs of its borrowers, depositors and creditors. InvestArk anticipates that its liquidity requirements will be met in the foreseeable future. InvestArk's management is of the opinion that traditional sources of maturing loans and investment securities, federal funds and the base of core deposits will be adequate to provide liquidity needs.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets expected to mature or reprice within a specific time period and the amount of interest-bearing liabilities expected to mature or reprice within that time period. A gap is considered negative when the amount of interest rate sensitive liabilities maturing within a specific time frame exceeds the amount of interest rate sensitive assets maturing within that same time frame. During a period of falling interest rates, a negative gap tends to result in an increase in net interest income. Whereas in a rising interest rate environment, an institution with a negative gap could experience the opposite results.

     At September 30, 1993, InvestArk's interest-bearing liabilities maturing or repricing within one year exceeded the interest-bearing assets maturing or repricing within the same time period. Based upon its evaluation of the interest rate market, management feels InvestArk's gap position is proper and in compliance with its asset/liability management policies.

     Capital. The Federal Reserve Board requires banks to maintain capital based on "risk-adjusted" assets so that categories of assets with potentially higher risk will require more capital backing than assets with lower risk. In addition, banks are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as loan commitments.

     At September 30, 1993, InvestArk's Tier 1 capital and total capital as a percentage of total risk-adjusted assets exceeded the required minimum levels.

                               EARNINGS ANALYSIS

     Net income for the first nine months of 1993 was approximately $1,450,000, a decrease of $231,000 or 14% over the same period in 1992. For the years ended December 31, 1992, 1991, and 1990, net income was approximately $2,233,000, $907,000, and $319,000, respectively. The annualized return on average assets and return on average equity for the first nine months of 1993 was 1.0% and 11.7%, respectively, compared to 1.2% and 15.5% for the first nine months of 1992. For the years ended December 31, 1992, 1991 and 1990, the return on average assets was 1.2%, 0.5%, and 0.2%, respectively, while the return on average equity was 14.1%, 6.5%, and 2.4%, respectively.

     The primary components of total income and expense which affect net income are net interest income, provision for possible loan losses, non-interest income, non-interest expense and the provision for income taxes. Significant factors affecting these categories are presented below.

     Net Interest Income. Net interest income for the first nine months of 1993 was $5,655,000, a 2% decrease over the same period in 1992. For the first nine months of 1993, earning assets decreased 1% from $171,610,000 at December 31, 1992, to $169,223,000 at September 30, 1993. Total securities grew $2,258,000 while total loans net of unearned discount decreased $3,893,000. As a percentage of earning assets at September 30, 1993, loans totaled 49% while securities and other short-term investments were 50% and 1%, respectively.

     For the years ended December 31, 1992, 1991, and 1990, net interest income was $7,819,000, $6,777,000 and $6,171,000, respectively. These increases in 1992 and 1991 over prior year levels result from increases in earnings assets and a decrease in interest expense which was the result of falling interest rates.

     Provision for Possible Loan Losses. InvestArk made no provision of possible loan losses for the first nine months of 1993. For the first nine months of 1992 InvestArk provided $39,000 for loan losses. This decrease was primarily the result of improved economic conditions. However, during the fourth quarter of 1993, InvestArk made an addition to its allowance for possible loan losses of approximately $590,000 and added $100,000 to its reserve against other real estate owned. These additions were made in association with the proposed merger and in order to achieve conformity with the policies followed by the subsidiary banks of First United.

     Net charge-offs on loans were $175,000 in 1992, $929,000 in 1991 and $705,000 in 1990. For the nine months ended September 30, 1993, net charge-offs totaled $177,000. The allowance for loans and lease losses were $896,000 or 1.1% of loans at September 30, 1993, compared to $1,073,000 or 1.2% at December 31, 1992, and $1,184,000 or 1.4% at December 31, 1991.

     Non-Interest Income. Total non-interest income for the nine months ended September 30, 1993 and 1992, was $1,128,000 and $1,010,000, respectively. Total non-interest income for the year ended December 31, 1992 was $1,504,000 as compared to $1,515,000 for 1991 and $882,000 in 1990. The large increase in 1991 over 1990 was primarily in the category of other operating income. Other operating income increased primarily because of lease rental income derived from leveraged lease transactions entered into during 1991. Management believes the level of non-interest income subsequent to 1990 is more representative of the levels to be expected in the future.

     Non-Interest Expense. Total non-interest expense for the nine months ended September 30, 1993 and 1992 was $4,912,000 and $4,629,000, respectively. This 6%
increase results from adjustments to salaries and related benefits during 1993.

     Total non-interest expense for the year ended December 31, 1992 was $6,517,000 as compared to $5,890,000 for 1991 and $5,033,000 in 1990. The increases for each of the years 1992 and 1991 are primarily in the category of other expense. Other expense increased primarily because of increased annual FDIC insurance assessments, legal fees and costs attributable to the foreclosure and subsequent writedowns of other real estate.

     Provision for Income Taxes. Income tax expense for the nine months ended September 30, 1993 and 1992 was $431,000 and $493,000, respectively, or an effective tax rate of 23%. Income tax expense for the years ended December 31, 1992, 1991 and 1990 was $501,000, $128,000, and $155,000, respectively.
Effective tax rates were 18%, 12%, and 35% for 1992, 1991, 1990, respectively.
Note 7 to the consolidated financial statement provides further details of the applicable income tax expense.

                               REGULATORY ISSUES

     Pursuant to the Interest Rate Control Amendment to the Constitution of the State of Arkansas, "consumer loans and credit sales" have a maximum limitation of 17% per annum and all "general loans" have a maximum limitation of 5% over the Federal Reserve Discount Rate in effect at the time the loans are made. The Arkansas Supreme Court has determined that "consumer loans and credit sales" are "general loans" and are subject to the limitation of 5% over the Federal Reserve Discount Rate as well as a maximum limitation of 17% per annum. As a general rule, InvestArk is required to comply with the Arkansas usury laws on loans made within the State of Arkansas.

                              ACCOUNTING STANDARDS

     During 1993 the Financial Accounting Standards Board (FASB) issued SFAS No. 114 (Accounting by Creditors for Impairment of a Loan) which becomes effective beginning in 1995. This statement defines the measurement requirements for loans that are impaired or deemed to be troubled debt restructurings. Management has not determined the effect that this statement will have upon adoption.

     Also during 1993 the FASB issued SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," which InvestArk will adopt on January 1, 1994. This statement addresses the accounting and reporting for investments in debt and certain equity securities. Debt securities not classified as trading account securities or investment securities expected to be held to maturity and all equity securities will be classified as available-for-sale securities and reported at fair value, with net unrealized gains and losses reported, net of tax, as a separate component of stockholders' equity. InvestArk believes the impact of adopting this statement will not be material to its financial position or results of operations as it expects to hold its investment securities to maturity.

DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of InvestArk will be dissolved and positions held by executive officers of InvestArk will no longer exist upon the consummation of the Merger. Executive officers of the InvestArk subsidiaries are expected to remain in the respective positions with North Arkansas and First Bank. At this time none of the directors or executive officers of InvestArk are expected to be on the Board of Directors or an executive officer of First United after consummation of the Merger. The directors of InvestArk and its subsidiaries are set forth below:

                  DIRECTORS OF INVESTARK AND ITS SUBSIDIARIES

                                                                                    SHARES OF INVESTARK
                                                                                    COMMON STOCK OWNED
                                                                                    BENEFICIALLY AS OF
                                                                                     DECEMBER 31, 1993
                               DIRECTOR          (1)PRINCIPAL OCCUPATION           AND       PERCENT OF
       NAME            AGE      SINCE                AND DIRECTORSHIP              CLASS IF MORE THAN 1%
- -------------------    ---     --------    ------------------------------------    ---------------------
Wesley Arnold          58        1988      Self-employed Grocer, Director of                 100
                                           North Arkansas
Harry C. Erwin         56        1984      Chairman & Chief Executive Officer              4,315(1.99%)
                                           of InvestArk; Chairman & Chief
                                           Executive Officer of First Bank;
                                           Director of North Arkansas
L. Clyde Carter        84        1984      Retired, Director of InvestArk;                 5,116(2.36%)
                                           Director of First Bank
Harlin Hames           56        1985      Retired 1985; Director of North                   225
                                           Arkansas
Tommy Hillman          57        1979      President, Winrock Farms, Inc.                  1,715
                                           Director of InvestArk; Director of
                                           First Bank
Jerry J. Hoskyn        51        1991      Self-employed Farmer; Director of                 100
                                           InvestArk; Director of First Bank
Harold Ives            64        1985      President, Terminal Truck Brokers,                996
                                           Inc. Director of InvestArk; Director
                                           of First Bank
Steven M. Keith        38        1992      President, KBX, Inc. -- Grain                     100
                                           Brokerage Director of InvestArk;
                                           Director of First Bank
Cole Martin            52        1992      Director of InvestArk; Director of                100
                                           First Bank; President of First Bank;
                                           Chairman of North Arkansas
James E. Miller        58        1988      Owner of G.H. Miller & Sons;                      150
                                           Director of North Arkansas
John E. Stephens       45        1988      Self-Employed Farmer; Director of                 700
                                           InvestArk, Director of First Bank;
                                           Secretary of InvestArk

- ---------------

(1) This column represents the year in which the directorship commenced. If a person serves as director for both InvestArk and one or both of its subsidiaries, the year disclosed reflects the date the directorship in InvestArk commenced.

              EXECUTIVE OFFICERS OF INVESTARK AND ITS SUBSIDIARIES

     In addition to Messrs. Harry C. Erwin, Cole Martin, and John E. Stephens, the executive officers of InvestArk and its subsidiaries are:

                                                                                          SHARES OF
                                                                                       INVESTARK COMMON
                                                                                         STOCK OWNED
                                                                                       BENEFICIALLY AS
                                EXECUTIVE                                                     OF
                                 OFFICER                                                 DECEMBER 31,
        NAME            AGE       SINCE                     POSITION                         1993
- --------------------    ---     ---------     -------------------------------------    ----------------
Robert M. Koch          48         1989       Senior Vice President of First Bank              0
Lloyd T. Jones, Sr.     52         1986       President and Chief Executive Officer           25
                                              of North Arkansas; Director of North
                                              Arkansas

     During 1993, the Board of Directors of InvestArk held 16 meetings and all the incumbent directors then in office were in attendance at more than seventy-five percent of the meetings. The Board of Directors does not have a nominating, compensation or audit committee.

TRANSACTIONS WITH MANAGEMENT

     Directors and executive officers of InvestArk and its subsidiaries, their associates and members of their immediate families were customers of and had transactions including loans and commitments to lend with subsidiaries of InvestArk in the ordinary course of business during 1993. All such loans and commitments were made by the subsidiaries on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. On September 30, 1993, the aggregate of these related party loans was approximately $5,956,000 or approximately 7.19% of total loans outstanding of the subsidiaries.

PRINCIPAL STOCKHOLDERS OF INVESTARK

     The following table sets forth, as of December 31, 1993, the only persons who were known by InvestArk to own of record or beneficially more than five (5%) of InvestArk Common Stock and the number of shares owned beneficially by each of them.

                      NAME AND ADDRESS                        SHARES DIRECTLY OWNED    PERCENT OF CLASS
- ------------------------------------------------------------  ---------------------    ----------------
W.R. Stephens, Jr. Trust....................................          45,200                 20.88%
  Vernon J. Giss, Trustee
  Ernest Butler, Jr., Trustee
W.R. Stephens Trust.........................................          34,158                 15.78%
  Jackson T. Stephens, Trustee
  Vernon J. Giss, Trustee
  Bess C. Stephens, Trustee
Jackson T. Stephens.........................................          48,358                 22.34%

     Various other Stephens family members and affiliated entities listed on the chart below own in the aggregate an additional 15,133 shares or 6.99% of the outstanding shares of InvestArk Common Stock.

     All directors and executive officers of InvestArk and its subsidiaries as a group (12 persons) as of December 31, 1993 owned 13,642 shares or 6.30% of the outstanding shares of InvestArk Common Stock. No director or executive officer of InvestArk owns any shares of First United Common Stock. Neither First United nor any of its subsidiaries nor any director or executive officer of First United owns any shares of InvestArk Common Stock.

FEDERAL RESERVE BOARD INVESTIGATIONS

     On March 4, 1993, the Board of Governors of the Federal Reserve System (the "Board") ordered its staff to commence a formal investigation to review the ownership and control of Worthen Banking Corporation of Little Rock, Arkansas ("Worthen") for compliance with the control provisions of the Bank Holding Company Act and the Change in Bank Control Act. This investigation appears to be focused primarily on whether members of the families of Jackson T. Stephens and Wilton R. Stephens (deceased) and affiliated entities (collectively, the Stephens Family), who currently own 26% of Worthen's outstanding common stock, have exerted control over Worthen in violation of the above-referenced statutes. First United has been advised by the Stephens Family that the investigation is continuing, but the Board has not announced any finding or determination that any violation of law has or has not occurred. The events and transactions which are the subject of the Worthen investigation do not in any way relate to or involve InvestArk or First United.

     In addition, in February 1993, InvestArk management was advised by the Federal Reserve Bank of St. Louis (the "St. Louis FED") that the agency had initiated a review of certain transactions between InvestArk's bank subsidiaries and Stephens Inc., a registered broker-dealer owned by the Stephens Family. These transactions involved the purchase and sale of municipal and other securities; and the purpose of the review, which is still ongoing, is to determine whether the transactions violated the prohibitions of Sections 23A and 23B of the Federal Reserve Act, which in general place restrictions on transactions between federally insured banks and their affiliates. The St. Louis FED has not announced any results of its review. However, First United's obligation to consummate the Merger is conditioned upon the St. Louis FED not having notified either of the parties of actual or proposed regulatory action with respect to the investigation that could reasonably be expected to have an adverse effect on First United, InvestArk or InvestArk's bank subsidiaries. InvestArk management has reviewed the transactions under review by the St. Louis FED and determined that InvestArk's bank subsidiaries have benefitted from significant appreciation of the securities purchased taken as a whole. InvestArk and its subsidiary banks have established new policies and procedures to ensure compliance with Sections 23A and 23B of the Federal Reserve Act with respect to any future affiliate transactions. InvestArk management has no reason to believe that the St. Louis FED will take any action with respect to the transactions under review which would have a material adverse effect on First United, InvestArk or InvestArk's bank subsidiaries.

RESULTING OWNERSHIP IN FIRST UNITED

     The W. R. Stephens Trust beneficially owns 207,884 shares of First United Common Stock which equals 4.86% of the issued and outstanding shares of First United. The W.R. Stephens Jr. Trust beneficially owns 2,100 shares of First United Common Stock which equals .04% of the issued and outstanding shares of First United. The additional shares of First United Common Stock to be received by these and other Stephens Family members in the Merger will increase the total number of shares beneficially owned by the Stephens Family to a maximum of 860,524, or 16.36% of the outstanding shares of First United Common Stock. Accordingly, the Stephens Family would be required to file a Notice of Change in Bank Control and receive approval of the Board in order to own and vote these shares directly. Because of the existence of the Worthen investigation, and in lieu of making such a filing at this time, the Stephens family has agreed to place all of the shares of First United Common Stock its members and affiliates will receive in the Merger in trust with an independent trustee. The beneficiaries of the Stephens Trust and the number of shares deposited therein by each of them are set forth in the following table. The agreement governing the Stephens Trust provides that the Trustee shall have sole authority to vote the shares deposited by the beneficiaries, and shall vote them in proportion to the percentage of shares of First United Common Stock voted for or against any proposal brought before the stockholders of First United. However, any abstention of First United Common Stock will not be counted in computing the above described percentage. (The 209,984 shares of Common Stock of First United beneficially owned by the W.R. Stephens Trust and the W.R. Stephens Jr. Trust will continue to be owned and voted directly by their respective trustees). The beneficiaries of the Stephens Trust will retain dispositive power over the shares of First United Common stock deposited therein; provided that they have agreed not to sell 5% or more of the outstanding shares of First United Common Stock to a purchaser or group of purchasers without the prior written approval of the Board unless the sale is transacted in connection with an acquisition of First United approved by its Board of Directors. The Stephens Trust will terminate when, and if, the Stephens Family ceases to own 10% or more of the shares of First United's outstanding Common Stock or the Board grants the Stephens Family permission to own and vote the shares held therein directly. Based upon the maximum of 985,849 shares to be issued to the stockholders of InvestArk, the Stephens Trust will own of record 12.37% of the outstanding shares of First United Common Stock as reflected by the table below.

                                STEPHENS FAMILY
                          FIRST UNITED STOCK OWNERSHIP

                                           FIRST UNITED     FIRST UNITED   FIRST UNITED      %          %          %
                                              SHARES        SHARES TO BE   SHARES OWNED    SHARES     SHARES     TOTAL
                STEPHENS                    CURRENTLY       ACQUIRED IN     AFTER THE     DIRECTLY   OWNED IN    SHARES
              SHAREHOLDERS                    OWNED          MERGER(1)        MERGER      OWNED(2)   TRUST(2)   OWNED(2)
- -----------------------------------------  ------------     ------------   ------------   --------   --------   --------
W. R. Stephens Trust.....................     207,884(3)       155,566        363,450       3.95%      2.96%      6.91%
Bess C. Stephens,
Jackson T. Stephens and
Vernon J. Giss, Trustee
Jackson T. Stephens......................           0          220,238        220,238          --      4.19%      4.19%
W. R. Stephens, Jr. Trust................       2,100(3)       205,845        207,945        .04%      3.91%      3.95%
Vernon J. Giss and
Ernest Butler, Jr., Trustees
W. R. Stephens, Jr. .....................           0            1,971          1,971          --       .04%       .04%
Revocable Trust
W. R. Stephens, Jr., Trustee
Elizabeth Ann Stephens...................           0           45,644         45,644          --       .87%       .87%
Campbell Trust
Vernon J. Giss and
Ernest Butler, Jr., Trustees
Warren A. Stephens.......................           0           15,872         15,872          --       .30%       .30%
Stephens Group, Inc. ....................           0            5,422          5,422          --       .10%       .10%
                                           ------------     ------------   ------------   --------   --------   --------
    Total................................     209,984          650,558        860,542       3.99%     12.37%     16.36%

- ---------------

(1) Computed based on the maximum number of First United shares (985,849) to be issued to InvestArk stockholders in connection with the merger, taking into account cash payments for fractional shares.

(2) Computed based on 5,258,125 shares (4,272,276 shares currently outstanding plus the maximum number of shares to be issued in the merger.)

(3) These shares will not be deposited in the Stephens Trust.

REGISTRATION RIGHTS

     Pursuant to the Shareholders Agreement dated December 17, 1993 by and between W. R. Stephens, The W. R. Stephens, Jr. Trust, The W. R. Stephens Trust, Jackson T. Stephens, Warren A. Stephens and The Elizabeth Ann Stephens Trust (the "Shareholders") and First United, the Shareholders, on or after the effective date of the Merger, shall have three different types of registration rights.

     Demand Rights on Form Other Than S-3. The Shareholders have the right to make two requests of First United to register under the Securities Act, in each case, at least Five Million ($5,000,000) in market value of First United Common Stock beneficially owned by the Shareholders. First United has agreed to use its best reasonable efforts to register the shares as soon as practicable if a request is made. However, First United will be entitled to postpone for a reasonable period of time the registering of the Common Stock, if, in good faith, the board of directors of First United determines it is advisable because registering the Common Stock at such time would be materially detrimental to First United. If the filing is delayed by 90 days First United shall obtain the written opinion of a nationally recognized banking firm supporting the determination to postpone the filing. If the Shareholders exercise their right of demand, they shall pay all out-of-pocket expenses incurred in connection with the registration of the securities, except for registration on Form S-3 as discussed below.

     Demand Rights on Form S-3. If a demand for registration is made in accordance with the immediately preceding paragraph and such registration is filed on Form S-3, the Shareholders shall pay all underwriting discounts and commissions applicable to the First United Common Stock held by said Shareholders, the fees and disbursements of their own counsel and accountants and all other expenses associated with the offering of the Shareholder's stock. If First United chooses to issue additional shares of common stock concurrently with the registration of Shareholder's stock, it shall pay all underwriting discounts and commissions applicable to the additional stock, the fees and disbursements of its own counsel and accountants and its pro rata share of all other expenses of the offering.

     Piggy-Back Rights. If at any time First United proposes to register any of its securities under the Securities Act of 1933, other than securities to be issued pursuant to a stock option or other employee benefit plan, First United has agreed to give written notice to the Shareholders of such a registration. If, within five days after receipt of such notice, the Shareholders submit a written request to First United, First United shall include the First United Common Stock held by the Shareholders and specified in the Shareholder's request in such a registration. Notwithstanding the foregoing, if the offering of the Shareholder's securities is to be made by or through underwriters, First United shall not be required to include the shares of First United Common Stock of the Shareholders if the managing or co-managing underwriters reasonably believe in good faith that such inclusion would materially and adversely affect such offering. Under the right of "piggy-back" registration, First United shall pay all expenses incurred in connection with registration of the securities.

COMPETITION

     The banking subsidiaries of InvestArk compete actively with national and state banks, savings and loan associations, securities dealers, mortgage bankers, finance companies and insurance companies.

LITIGATION

     There is no material pending litigation in which InvestArk or its subsidiaries is a party.

OFFICES

     InvestArk's executive offices are located in the offices of First Stuttgart Bank and Trust Company, Stuttgart, Arkansas, at 412 South Main Street, Stuttgart, Arkansas 72021.

EMPLOYEES

     As of December 31, 1993, InvestArk and its subsidiaries has 108 employees, 32 of whom are located in Melbourne and 76 of whom are located in Stuttgart.

DESCRIPTION OF INVESTARK STOCK

     InvestArk has one class of common stock issued and outstanding. As of December 31, 1993, InvestArk had 5,000,000 shares of authorized common stock, $10.00 par value, and 216,464 shares issued and outstanding while 2,658 shares are held in treasury. Currently, approximately 159 stockholders own shares of the common stock of InvestArk.

                                                          DIVIDENDS PAID PER SHARE
                                                          -------------------------
                                                          1991      1992      1993
                                                          -----     -----     -----
            Common Stock................................  $0.75     $0.85     $1.05

COMPARISON OF RIGHTS OF HOLDERS OF INVESTARK COMMON STOCK AND FIRST UNITED COMMON STOCK

     InvestArk is a corporation organized and existing under the laws of the State of Arkansas, including the Arkansas Business Corporation Act of 1965. First United is a corporation organized and existing under the laws of the State of Arkansas, including the Arkansas Business Corporation Act of 1987. Holders of InvestArk common stock have the rights, privileges and duties provided by the 1965 Act, while the holders of First United Common Stock have the rights, privileges and duties provided by the 1987 Act.

     Two-thirds of the outstanding shares of InvestArk common stock may authorize the proposed merger pursuant to the 1965 Act. A simple majority of the outstanding shares of common stockholders is required to authorize the proposed merger pursuant to the 1987 Act. However, the Amended and Restated Articles of Incorporation of First United provides that two-thirds of the outstanding shares of First United Common Stock must authorize the proposed merger.

     The holders of InvestArk common stock and First United Common Stock are both entitled to cumulative voting for directors. Holders of InvestArk common stock and First United common stock do not have preemptive rights with respect to issuance of additional securities.

     Both InvestArk and First United have corporate power to indemnify their officers and directors with respect to certain liabilities. Under the 1987 Act, the ability to indemnify officers an directors with respect to liabilities incurred by them in their conduct and good faith of the business of the corporation is broader than under the 1965 Act. Such power is limited, however, by applicable federal laws and regulations including federal banking laws and regulations and the applicable state law.

                           LEGAL MATTERS AND EXPERTS

LEGAL OPINIONS

     The legality of the First United Common Stock to be issued after the Merger has been consummated by and between First United and InvestArk will be passed upon for First United by Ivester, Skinner & Camp, P.A., 111 Center Street, Suite 1200, Little Rock, Arkansas 72201. Certain tax matters relating to the Merger will be passed upon by Shults, Ray & Kurrus, 200 West Capitol Avenue, Suite 1600, Little Rock, Arkansas 72201.

EXPERTS

     The consolidated financial statements of First United Bancshares, Inc. as of December 31, 1992 and 1991 and for each of the years in the three-year period ended December 31, 1992 are incorporated by reference in this Proxy Statement and have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and such consolidated financial statements of First United have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of InvestArk Bankshares, Inc. as of December 31, 1992, 1991 and 1990 have been audited by Martin and Company, independent auditors, whose report thereon appear elsewhere herein and in the Registration Statement and have been so included in reliance upon the report of Martin and Company given upon their authority of said firm as experts in accounting and auditing.

GENERAL

     As of the date of this Proxy Statement, the board of directors of First United or InvestArk does not intend to present, and has not been informed that another person intends to present, any matter for action at either special meeting of stockholders other than as discussed in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

                    INDEX TO INVESTARK FINANCIAL STATEMENTS

Financial Statements -- December 31, 1992, 1991 and 1990
  Report of Independent Auditors......................................................  F-2
  Consolidated Balance Sheets.........................................................  F-3
  Consolidated Statements of Income...................................................  F-4
  Consolidated Statements of Stockholder's Equity.....................................  F-5
  Consolidated Statements of Cash Flows...............................................  F-6
  Notes to Financial Statements.......................................................  F-7
Financial Statements (Unaudited) -- September 30, 1993 and 1992
  Consolidated Balance Sheets.........................................................  F-18
  Consolidated Statements of Income...................................................  F-19
  Consolidated Statements of Cash Flows...............................................  F-20
  Notes to Financial Statements.......................................................  F-21

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
InvestArk Bankshares, Inc.
Stuttgart, Arkansas

     We have audited the consolidated balance sheets of InvestArk Bankshares, Inc. and subsidiaries at December 31, 1992 and 1991 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of InvestArk Bankshares, Inc. and subsidiaries, at December 31, 1992 and 1991 and the consolidated results of their operations and their cash flows for each of the years in the three year period ended December 31, 1992, in conformity with generally accepted accounting principles.

                                            Martin and Company

                                            /s/ MARTIN AND COMPANY

Little Rock, Arkansas
January 29, 1993

                           INVESTARK BANKSHARES, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1992 AND 1991

                                     ASSETS

                                                                      1992           1991
                                                                  ------------   ------------
Cash and due from banks.........................................  $ 12,938,041   $ 17,366,503
Interest bearing deposits with other Banks......................     1,744,435      2,035,777
Federal funds sold..............................................       425,000      1,350,000
Investment securities -- at cost (Estimated fair value of
  $85,411,000 and $74,639,000 at December 31, 1992 and 1991,
  respectively).................................................    82,461,782     72,239,662
Loans:..........................................................    87,025,647     87,936,708
  Less: Unearned interest.......................................       (46,944)        (7,344)
  Allowance for loan losses.....................................    (1,073,186)    (1,184,181)
                                                                  ------------   ------------
Net loans.......................................................    85,905,517     86,745,183
                                                                  ------------   ------------
Premises and equipment, less allowance for depreciation.........     2,956,535      3,251,558
Accrued interest receivable and other assets....................     4,502,136      6,749,472
                                                                  ------------   ------------
                                                                  $190,933,446   $189,738,155
                                                                  ------------   ------------
                                                                  ------------   ------------
              LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Demand.....................................................  $ 26,677,868   $ 24,550,760
     Savings and interest bearing demand........................    62,423,952     47,423,285
     Time deposits..............................................    81,000,303     94,097,808
                                                                  ------------   ------------
                                                                   170,102,123    166,071,853
Borrowed funds..................................................     4,215,540      7,950,841
Accrued interest payable and other liabilities..................       739,600      1,530,259
Capital notes...................................................                      300,000
Minority interest in subsidiaries...............................        56,078         51,758
                                                                  ------------   ------------
Total liabilities...............................................   175,113,341    175,904,711
                                                                  ------------   ------------
Commitments and contingencies (Note 11)
Stockholders' equity: Common stock, $10 par value; 5,000,000
  shares authorized, 219,122 shares issued......................     2,191,220      2,191,220
  Surplus.......................................................     1,098,929      1,098,929
  Retained earnings.............................................    12,690,098     10,661,919
  Less: Treasury stock; 3,766 and 2,910 shares at cost..........      (157,144)      (118,624)
  Net unrealized loss on marketable equity securities...........        (2,998)
                                                                  ------------   ------------
Total stockholders' equity......................................    15,820,105     13,833,444
                                                                  ------------   ------------
                                                                  $190,933,446   $189,738,155
                                                                  ------------   ------------
                                                                  ------------   ------------

   The accompanying notes are an integral part of these financial statements.

                           INVESTARK BANKSHARES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

                                                             1992         1991         1990
                                                          ----------   ----------   ----------
Interest income: Loans, including fees..................  $7,873,808   $9,240,762   $9,120,107
  U. S. Government obligations..........................     864,223      658,113      656,781
  Obligations of federal agencies and corporations......   2,194,579    2,156,191    2,268,219
  Obligations of states and political subdivisions......   1,322,492    1,120,763    1,012,570
  Other securities......................................   1,867,193    2,633,943    2,197,929
  Federal funds sold and securities purchased under
     resell agreements..................................      65,979      150,115      530,900
                                                          ----------   ----------   ----------
                                                          14,188,274   15,959,887   15,786,506
                                                          ----------   ----------   ----------
Interest expense:
  Deposits..............................................   6,163,074    8,714,734    9,017,403
  Borrowed funds........................................     206,159      467,660      597,956
                                                          ----------   ----------   ----------
                                                           6,369,233    9,182,394    9,615,359
Net interest income.....................................   7,819,041    6,777,493    6,171,147
Provision for credit losses.............................      64,491    1,463,398    1,576,414
                                                          ----------   ----------   ----------
Net interest income after provision for credit losses...   7,754,550    5,314,095    4,594,733
                                                          ----------   ----------   ----------
Other income:
  Trust department fees.................................     488,510      469,848      371,259
  Service charges -- deposits...........................     380,190      397,121      367,022
  Other service charges and fees........................      67,676       81,570       76,746
  Other.................................................     567,535      666,435       67,310
                                                          ----------   ----------   ----------
                                                           1,503,911    1,614,974      882,337
                                                          ----------   ----------   ----------
Other noninterest expense:
  Salaries..............................................   2,088,131    2,039,672    1,941,190
  Employee benefits.....................................     453,918      411,830      381,905
  Net occupancy.........................................     422,272      460,821      446,090
  Equipment.............................................     432,458      369,521      281,460
  Other.................................................   3,119,775    2,608,291    1,982,614
                                                          ----------   ----------   ----------
                                                           6,516,554    5,890,135    5,033,259
                                                          ----------   ----------   ----------
Income before income taxes, extraordinary item, and
  minority interest in net earnings of consolidated
  subsidiaries..........................................   2,741,907    1,038,934      443,811
Provision for income taxes..............................     500,721      128,271      155,297
Income before extraordinary item and minority interest
  in net earnings of consolidated subsidiaries..........   2,241,186      910,663      288,514
Extraordinary item -- utilization of net operating loss
  carry forward.........................................                                32,747
                                                          ----------   ----------   ----------
Income before minority interest in net earnings of
  consolidated subsidiaries.............................   2,241,186      910,663      321,261
Minority interest in net earnings of consolidated
  subsidiaries..........................................       7,964        4,097        2,248
                                                          ----------   ----------   ----------
Net income..............................................  $2,233,222   $  906,566   $  319,013
                                                          ----------   ----------   ----------
                                                          ----------   ----------   ----------
Net Income per Share....................................  $    10.34   $     4.19   $     1.48
                                                          ----------   ----------   ----------
                                                          ----------   ----------   ----------
Average number of shares outstanding during the year....     216,014      216,212      216,212
                                                          ----------   ----------   ----------
                                                          ----------   ----------   ----------

   The accompanying notes are an integral part of these financial statements.

                           INVESTARK BANKSHARES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

                                                                                     ALLOWANCE FOR
                                                                                   UNREALIZED LOSSES
                                  COMMON                  RETAINED     TREASURY      ON MARKETABLE
                                   STOCK      SURPLUS     EARNINGS       STOCK     EQUITY SECURITIES     TOTAL
                                 ---------   ---------   -----------   ---------   -----------------   ----------
Balance, December 31, 1989.....  $1,095,610  $1,098,929  $10,856,243   $(118,624)      $ (24,485)      $12,907,673
  Net income...................                              319,013                                       319,013
  Cash dividends $.60 per
     share.....................                             (129,727)                                     (129,727)
  Net unrealized gain on
     marketable equity
     securities................                                                            4,896             4,896
  100% stock dividend..........   1,095,610               (1,095,610)
                                 ----------  ----------  -----------   ---------   -------------       -----------
Balance, December 31, 1990.....   2,191,220   1,098,929    9,949,919    (118,624)        (19,589)       13,101,855
  Net income...................                              906,566                                       906,566
  Cash dividends $.90 per
     share.....................                             (194,566)                                     (194,566)
  Sale of marketable equity
     securities................                                                           19,589            19,589
                                 ----------  ----------  -----------   ---------   -------------       -----------
Balance, December 31, 1991.....   2,191,220   1,098,929   10,661,919    (118,624)              0        13,833,444
  Net income...................                            2,233,222                                     2,233,222
  Cash dividends $.95 per
     share.....................                             (205,043)                                     (205,043)
  Increase in unrealized loss
     on marketable equity
     securities................                                                           (2,998)           (2,998)
  Purchase 856 common shares...                                          (38,520)                          (38,520)
                                 ----------  ----------  -----------   ---------   -------------       -----------
Balance, December 31, 1992.....  $2,191,220  $1,098,929  $12,690,098   $(157,144)      $  (2,998)      $15,820,105
                                 ----------  ----------  -----------   ---------   -------------       -----------
                                 ----------  ----------  -----------   ---------   -------------       -----------

   The accompanying notes are an integral part of these financial statements.

                           INVESTARK BANKSHARES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

                                                         1992           1991           1990
                                                      -----------    -----------    ----------
Operating activities:
  Net income........................................  $ 2,233,222    $   906,566    $  319,013
                                                      -----------    -----------    ----------
Adjustments to reconcile net income to net cash
  provided by operating activities:
     Provision for credit losses....................       64,491      1,463,398     1,576,414
     Depreciation and amortization..................      529,097        467,406       335,765
     Writedown of other real estate and lease
       equipment....................................      454,170        364,236       114,384
     Net accretion of investment security
       discounts....................................       (3,344)      (135,264)      (73,356)
     Gain on sale of investment securities..........      (15,771)      (404,126)         (742)
     Deferred income tax (benefit) provision........       (6,315)       (61,466)        9,346
     Minority interest in subsidiaries'
       undistributed income.........................        7,964          4,097         2,248
     (Increase) decrease in interest receivable and
       other assets.................................      687,464     (2,263,412)   (1,108,316)
     Decrease in interest payable and other
       liabilities..................................     (784,344)      (334,609)      (84,681)
                                                      -----------    -----------    ----------
     Total adjustments..............................      933,412       (899,740)      771,062
                                                      -----------    -----------    ----------
Net cash provided by operating activities...........    3,166,634          6,826     1,090,075
                                                      -----------    -----------    ----------
Cash flows from investing activities:
  Proceeds from maturities of CD's -- other banks...      291,342      2,551,737
  Proceeds from disposition of investment
     securities.....................................   20,440,815     22,433,415    16,185,639
  Purchase of investment securities.................  (30,646,818)   (19,103,182)  (30,557,006)
  Decrease in short-term investments................                                 1,203,766
  Net (increase) decrease in loans..................      775,175       (908,807)   (7,071,819)
  Proceeds from sale of equipment and other real
     estate.........................................    1,104,105        209,686       291,534
  Purchase of premises and equipment................     (236,121)      (640,334)     (555,860)
                                                      -----------    -----------    ----------
Net cash provided (used) by investing securities....   (8,271,502)     4,542,515   (20,503,746)
                                                      -----------    -----------    ----------
Cash flows from financing activities:
  Net increase in demand, NOW, and savings
     deposits.......................................    6,866,620      2,681,621     2,412,285
  Net increase (decrease) in certificates of
     deposit........................................   (2,836,350)     3,454,392    14,388,385
  Repayment of borrowings...........................     (369,699)                    (230,000)
  Increase (decrease) in short-term borrowings......   (3,365,602)       116,641     1,927,008
  Payment on capital notes..........................     (300,000)       (30,000)      (30,000)
  Purchase Treasury Stock...........................      (38,520)
  Cash dividends paid...............................     (205,043)      (194,566)     (129,727)
                                                      -----------    -----------    ----------
Net cash provided (used) by financing activities....     (248,594)     6,028,088    18,337,951
                                                      -----------    -----------    ----------
Net increase (decrease) in cash and equivalents.....   (5,353,462)    10,577,429    (1,075,720)
Cash and cash equivalents at beginning of year......   18,716,503      8,139,074     9,214,794
                                                      -----------    -----------    ----------
Cash and cash equivalents at end of year............  $13,363,041    $18,716,503    $8,139,074
                                                      -----------    -----------    ----------
                                                      -----------    -----------    ----------

   The accompanying notes are an integral part of these financial statements.

                           INVESTARK BANKSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The consolidated financial statements include the accounts of the company and its subsidiaries, First National Bank in Stuttgart, Stuttgart, Arkansas (99.6% owned) and of The Bank of North Arkansas, Melbourne, Arkansas (99.7% owned). All significant intercompany balances and transactions have been eliminated.

  Cash flows

     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, and federal funds sold.

  Investment securities

     Investment securities, except for investments in mutual funds, are stated at cost adjusted for amortization of premiums and accretion of discounts. Investments in mutual funds are carried at the lower of cost or market. Gains and losses on the sale of investment securities are computed using the specific identification method.

  Allowance for loan losses

     The allowance for loan losses is established through charges to expense and is maintained at a level which, in management's judgement, is necessary to provide for future losses from the current portfolios. This judgement is based on analysis of the current and expected economic conditions, risk characteristics of the loan portfolios and prior loan loss experience in relation to loans outstanding.

  Interest on loans

     Interest on installment loans is recognized as income over the lives of the loans by the sum-of-the-months-digits and simple interest methods. Interest on other loans is recognized based on the principal amounts outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is doubt as to the ability of the borrower to pay interest or principal. The balances of non-accrual loans were $415,737 and $763,961 at December 31, 1992 and 1991. Interest previously accrued but uncollected on these loans was $51,142 and $76,256 at December 31, 1992 and 1991.

  Premises and equipment

     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method.

  Real estate owned other than premises

     Real estate owned other than premises, consisting primarily of real estate acquired in settlement of loans, is stated at the lower of the investment in the loan or estimated net realizable value. The amounts included in other assets at December 31, 1992 and 1991 were $1,232,871 and $2,368,281, respectively.

  Income taxes

     Provisions for income taxes are based on amount reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and liability method as prescribed in SFAS No. 109, "Accounting for Income Taxes."

                           INVESTARK BANKSHARES, INC.

  Off-balance-sheet financial instruments

     In the ordinary course of business the bank subsidiaries have entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when then become payable.

  Trust Department assets

     In accordance with the usual practice of banks, property other than cash deposits held by the trust departments of subsidiary banks in a fiduciary or agency capacity for customers, is not included in the consolidated financial statements.

  Reclassification

     Certain 1991 and 1990 amounts have been reclassified to conform with the 1992 presentation.

NOTE 2: INVESTMENT SECURITIES

     The book and approximate market values of investment securities are summarized as follows:

                                                               DECEMBER 31, 1992
                                                            ------------------------
                                                                                        APPROXIMATE
                                                BOOK        UNREALIZED    UNREALIZED      MARKET
                                                VALUE         GAINS         LOSSES         VALUE
                                             -----------    ----------    ----------    -----------
U. S. Government...........................  $14,742,329    $  495,362    $   (4,973)   $15,232,718
Federal agencies and corporations..........   20,335,711       411,055       (98,673)    20,648,093
States and political subdivisions..........   18,440,150       719,055       (39,473)    19,119,732
Other securities...........................   16,612,521     1,065,522       (18,474)    17,659,571
Mortgage-backed securities.................   11,872,671       456,405       (37,059)    12,292,015
                                             -----------    ----------    ----------    -----------
Total debt securities......................   82,003,382     3,147,399      (198,652)    84,952,129
Federal Reserve Bank stock and other equity
  securities...............................      458,400                                    458,400
                                             -----------    ----------    ----------    -----------
                                             $82,461,782    $3,147,399    $ (198,652)   $85,410,529
                                             -----------    ----------    ----------    -----------
                                             -----------    ----------    ----------    -----------

                                                               DECEMBER 31, 1991
                                                            ------------------------
                                                                                        APPROXIMATE
                                                BOOK        UNREALIZED    UNREALIZED      MARKET
                                                VALUE         GAINS         LOSSES         VALUE
                                             -----------    ----------    ----------    -----------
U. S. Government...........................  $11,928,306    $  733,314                  $12,661,620
Federal agencies and corporations..........   14,272,733       781,351       (13,715)    15,040,369
States and political subdivisions..........   15,900,208       524,788       (14,013)    16,410,983
Other securities...........................   15,405,129        10,561       (95,468)    15,320,222
Mortgage-backed securities.................   14,667,286       584,844      (112,109)    15,140,021
                                             -----------    ----------    ----------    -----------
Total debt securities......................   72,173,662     2,634,858      (235,305)    74,573,215
Federal Reserve Bank stock.................       66,000                                     66,000
                                             -----------    ----------    ----------    -----------
                                             $72,239,662    $2,634,858    $ (235,305)   $74,639,215
                                             -----------    ----------    ----------    -----------
                                             -----------    ----------    ----------    -----------

                           INVESTARK BANKSHARES, INC.

     The book and approximate market values of investment securities at December 31, 1992 and 1991 by contractual maturity, are shown below. Actual maturities may differ from contractual maturities due to the existence of call or prepayment options.

                                                 DECEMBER 31, 1992          DECEMBER 31, 1991
                                              ------------------------   ------------------------
                                                           APPROXIMATE                APPROXIMATE
                                                             MARKET                     MARKET
                                              BOOK VALUE      VALUE      BOOK VALUE      VALUE
                                              ----------   -----------   ----------   -----------
Due in one year or less.....................  $14,794,911  $15,008,930   $ 6,472,793  $ 6,586,105
Due after one year through five years.......   37,230,012   38,798,851    29,109,016   30,314,949
Due after five years through ten years......   13,483,007   13,984,579    14,542,719   15,041,341
Due after ten years.........................    4,622,783    4,867,753     7,381,848    7,490,799
Mortgage-backed securities..................   11,872,669   12,292,016    14,667,286   15,140,021
                                              -----------  -----------   -----------  -----------
Total debt securities.......................   82,003,382   84,952,129    72,173,662   74,573,215
Equity securities...........................      458,400      458,400        66,000       66,000
                                              -----------  -----------   -----------  -----------
                                              $82,461,782  $85,410,529   $72,239,662  $74,639,215
                                              -----------  -----------   -----------  -----------
                                              -----------  -----------   -----------  -----------

     Summary of disposition of investment securities:

                                                                   1992           1991
                                                                ----------     ----------
    Proceeds from disposition (primarily maturities and
      calls) of investment securities.......................    $20,440,815    $22,443,415
    Gross gains realized....................................         21,773        485,531
    Gross losses realized...................................          6,002         81,405

     The company has the intent and ability to hold securities which may have book values greater than market values to their maturity date.

     Investment securities with a carrying amount of $34,330,551 and $22,366,915 at December 31, 1992 and 1991 respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

     Included in states and political subdivisions in 1991 and 1990 are securities issued by agencies of several states with an original cost of $1,896,048 which are backed by Guaranteed Investment Contracts (GIC's) of First Executive Life Insurance Company. These securities were written down to their estimated realizable value because, in the opinion of management, there was an other than temporary decline in their market value. The writedowns on these securities of $327,991 and $716,247 are included in the provision for credit losses for 1991 and 1990, respectively. These securities were sold during 1991.

                           INVESTARK BANKSHARES, INC.

NOTE 3: LOANS

     Major classifications of loans are as follows:

                                                                 DECEMBER 31,  DECEMBER 31,
                                                                     1992         1991
                                                                  ----------   ----------
    Real estate................................................. $35,492,564  $36,733,923
    Financial institutions......................................                1,358,108
    Agricultural production.....................................  12,467,213   12,601,432
    Commercial..................................................  24,262,093   24,860,424
    Loans to individuals........................................  12,420,292   11,467,286
    Other (including overdrafts)................................   2,383,485      915,525
                                                                  ----------   ----------
                                                                  87,025,647   87,936,698
    Less: unearned interest.....................................      46,944        7,334
                                                                  ----------   ----------
    Net loans...................................................  86,978,703   87,929,364
    Less: allowance for possible loan losses....................   1,073,186    1,184,181
                                                                  ----------   ----------
                                                                 $85,905,517  $86,745,183
                                                                  ----------   ----------
                                                                  ----------   ----------

     The company's subsidiary banks grant agribusiness, commercial and other loans throughout their market areas. Although they have diversified loan portfolios, a substantial portion of their borrowers' ability to honor their contracts is dependent upon the agribusiness economic sector.

NOTE 4: ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Changes in the allowance for possible loan losses were as follows:

                                                                    1992          1991
                                                                 ----------    ----------
    Balance -- Beginning of year...............................  $1,184,181    $  977,793
    Provision charged to operations............................      64,491     1,135,407
    Recoveries.................................................     175,998        44,332
    Loans charged-off..........................................    (351,484)     (973,351)
                                                                 ----------    ----------
    Balance -- End of year.....................................  $1,073,186    $1,184,181
                                                                 ----------    ----------
                                                                 ----------    ----------

NOTE 5: PREMISES AND EQUIPMENT

     Major classifications of these assets are summarized as follows:

                                                                                  USEFUL LIVES
                                                            1992        1991        (YEARS)
                                                          ---------   ---------   ------------
    Land................................................  $ 627,937   $ 597,937
    Buildings and improvements..........................  3,696,562   3,645,187       5-40
    Furniture and equipment.............................  3,219,031   3,125,136       3-15
                                                          ---------   ---------      -----
                                                          7,543,530   7,368,260
    Less: accumulated depreciation......................  4,586,995   4,116,702
                                                          ---------   ---------      -----
                                                         $2,956,535  $3,251,558
                                                          ---------   ---------      -----
                                                          ---------   ---------      -----

     Depreciation expense was $529,097; $467,406; and $325,705 in 1992, 1991 and
1990 respectively.

                           INVESTARK BANKSHARES, INC.

NOTE 6: LEASES

     First National Bank in Stuttgart is lessor of computer equipment under operating leases which expire during 1994. Minimum future rental payments receivable under these noncancellable leases are:

            1993......................................................  $135,056
            1994......................................................    38,368
                                                                        --------
                                                                        $173,424
                                                                        --------
                                                                        --------

     The lessee is to provide all maintenance on the equipment under the terms of the leases.

NOTE 7: INCOME TAXES

     The income tax provision, including taxes on securities gains and losses consists of the following:

                                                               1992       1991       1990
                                                             --------   --------   --------
    Federal income tax
      Currently payable....................................  $507,036   $189,737   $145,951
      Deferred.............................................    (6,315)   (61,466)     9,346
                                                             --------   --------   --------
                                                             $500,721   $128,271   $155,297
                                                             --------   --------   --------
                                                             --------   --------   --------

The tax effect of the timing differences which comprise deferred income taxes are as follows:

                                                             1992        1991        1990
                                                           --------    --------    --------
    Temporary differences in tax and book reporting of
      security transactions..............................  $ (8,868)   $(15,632)   $102,648
    Depreciation expense differences for tax and book
      purposes...........................................     6,706      30,049     (60,854)
    Temporary differences in tax and book reporting for
      other real estate transactions.....................   (10,957)    (75,883)    (32,448)
    Other -- net.........................................     6,804
                                                           --------    --------    --------
                                                           $ (6,315)   $(61,466)   $  9,346
                                                           --------    --------    --------
                                                           --------    --------    --------

     The income tax provision differs from the statutory rate primarily because of the income tax treatment of exempt income, the provision for loan losses and use of alternative minimum tax credits.

NOTE 8: EMPLOYEE BENEFIT PLANS

     First National Bank in Stuttgart has a defined benefit pension plan which covers substantially all its employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The funding policy is to contribute annually an amount that does not exceed the maximum amount deductible for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

                           INVESTARK BANKSHARES, INC.

     The following tables set forth the plan's funded status and amounts recognized in the bank's balance sheet at December 31, 1992 and 1991 (amounts in thousands):

                                                                           1992     1991
                                                                          ------    -----
    Actuarial present value of benefit obligations:
      Accumulated benefit obligation, included vested benefits of $770
         and $692......................................................   $  781    $ 714
                                                                          ------    -----
                                                                          ------    -----
    Projected benefit obligation for service rendered to date..........   $  957    $(863)
    Plan assets at fair value..........................................    1,008      866
                                                                          ------    -----
    Plan assets in excess of projected benefit obligation..............       51        3
    Unrecognized prior service cost....................................      (28)     (29)
    Unrecognized net obligation at January 1, 1992 and 1991, being
      recognized over 22 years.........................................      (45)     (48)
    Unrecognized net (gain) or loss....................................      110      139
                                                                          ------    -----
    Prepaid pension cost...............................................   $   88    $  65
                                                                          ------    -----
                                                                          ------    -----

     Net pension cost for 1992, 1991 and 1990 included the following components:

                                                                    1992     1991     1990
                                                                    ----     ----     ----
    Service costs-benefits earned during the period...............  $ 55     $ 59     $ 44
    Interest cost on projected benefit obligation.................    59       53       45
    Expected return on plan assets................................   (63)     (60)     (51)
    Amortization of:
      Prior service cost..........................................    (1)      (1)      (1)
      Unrecognized net obligation existing at January 1, 1992,
         1991 and 1990............................................    (3)      (3)      (3)
      Gain or (loss)..............................................     2        5
                                                                    ----     ----     ----
    Net pension cost..............................................  $ 49     $ 53     $ 34
                                                                    ----     ----     ----
                                                                    ----     ----     ----

     The weighted-average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.0% and 4.5% respectively. The expected long-term rate of return on assets was 7.0%.

     The Bank of North Arkansas adopted a defined contribution employee benefit plan, qualified under IRC Section 401(k), effective June 1, 1991, that covers all employees, with the exception of employees who are highly compensated. Contributions to the plan are based on the total amount of salary reduction the employee elects to defer, a discretionary matching contribution equal to a percentage of the amount the employee elects to defer, which percentage will be determined each year by the employer, and a discretionary amount determined each year by the employer. To share in the matching and discretionary contribution, the employee must complete a year of service and be actively employed on the last day of the Plan Year. The amount of pension expense was $34,806, and $10,000 in 1992 and 1991, respectively.

                           INVESTARK BANKSHARES, INC.

NOTE 9: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and due from banks:
              For these short-term items, the carrying amount is a reasonable estimate of fair value.

         Investment securities:
              Fair values are based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         Loans:
              The fair value of loans is estimated by discounting the expected future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities.

         Deposit liabilities:
              The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits with similar remaining maturities.

         Note payable:
              This is primarily floating rate debt, and the fair value approximates the recorded liability.

         Commitments to extend credit and letters of credit:
              The fair value of commitments is estimated using the fees currently charged to enter into similar arrangements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and committed rates. The fair value of letters of credit is based on the fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

                           INVESTARK BANKSHARES, INC.

     The estimated fair values of the Company's financial instruments at December 31, 1992 are as follows (amounts in thousands):

                                                                           CARRYING     FAIR
                                                                            VALUE      VALUE
                                                                           --------   --------
Financial assets:
  Cash and due from banks................................................  $ 12,398   $ 12,398
  Investment securities..................................................    82,462     85,410
  Loans..................................................................    86,979     88,730
  Less: allowance for loan losses........................................    (1,073)    (1,073)
                                                                           --------   --------
                                                                           $ 85,906   $ 87,657
                                                                           --------   --------
                                                                           --------   --------
Financial liabilities:
  Deposits...............................................................  $170,102   $170,706
  Notes payable..........................................................       500        500
Off-balance-sheet instruments:
  Commitments to extend credit...........................................    18,375     18,375
  Letters of credit......................................................       472        472

NOTE 10: NOTES PAYABLE

     Included in borrowed funds on the accompanying consolidated balance sheet is a note payable in the amount of $500,000 secured by 79,762 shares of stock of The Bank of North Arkansas with scheduled annual installments of $190,000 through 1995 plus interest at a variable rate (currently 6%). Schedule maturities of this note are as follows:

                                   YEAR ENDED
                                   DECEMBER 31,                      AMOUNT
                                   ------------                     --------
                  1993............................................  $190,000
                  1994............................................   190,000
                  1995............................................   120,000
                                                                    --------
                                                                    $500,000
                                                                    --------
                                                                    --------

NOTE 11: COMMITMENTS AND CONTINGENCIES

     The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of the banks' business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities consist of commitments to extend credit and letters of credit. A summary of the commitments and contingent liabilities are summarized below:

                                                               1992           1991
                                                            ----------     ----------
        Commitments to extend credit......................  $18,374,699    $16,302,217
        Letters of credit.................................      472,038        542,338
                                                            -----------    -----------
                                                            $18,846,737    $16,844,555
                                                            -----------    -----------
                                                            -----------    -----------

     Commitments to extend credit, credit card arrangements and letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Banks' credit policies and procedures for credit commitments and financial guarantees are the same as those for extensions of credit that are recorded in the consolidated financial statements. Because these instruments have fixed maturity dates, and because many

                           INVESTARK BANKSHARES, INC.

of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

     In the ordinary course of business, there are various legal proceedings involving the Company and its subsidiaries, most of which are considered litigation incidental to the conduct of business. These proceedings include, among other matters, defense of routine corporate, employment, banking and lender liability related litigation. Management, after consulting with legal counsel and based on the facts available and proceedings to date, some of which are preliminary, is of the opinion that the ultimate resolution of these proceedings will not have a material adverse effect on the consolidated financial position of the Company.

NOTE 12: CONCENTRATIONS OF CREDIT

     Substantially all of the Banks' loans, commitments to loan and letters of credit have been granted to customers in their trade area who are also depositors of the Banks. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

NOTE 13: DIVIDEND RESTRICTIONS

     As a National Bank, First National Bank in Stuttgart is subject to dividend restrictions set forth by the Comptroller of the Currency. Under these restrictions, the Bank may not, without the prior approval of the Comptroller of Currency, declare dividends in excess of its current year's retained earnings plus the retained earnings of the prior two years. The Bank of North Arkansas is also restricted in the amount of dividends it may pay in any year without prior permission from the Arkansas Bank Commissioner to fifty percent of its net income for the year. The Bank's ability to pay dividends is also restricted by the minimum capital requirement of their regulatory agencies which require them to maintain at least an 8.25% risk-based capital ratio.

NOTE 14: RELATED PARTY TRANSACTIONS

     Some of the directors and officers and the companies in which they had a significant interest were customers of and had transactions with the subsidiary banks. Such transactions were made in the ordinary course of the Banks' business on substantially the same terms and conditions, including interest rates and collateral as those prevailing at the same time for comparable transactions with other customers and did not, in the opinion of management, involve more than a normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties amounted to $5,005,939 and $2,505,723 at December 31, 1992 and 1991, respectively.

NOTE 15: SUPPLEMENTAL CASH FLOW INFORMATION

     The Company paid $7,031,918; $9,393,695; and $9,606,385 in interest on deposits and other borrowings during 1992, 1991 and 1990, respectively, and income taxes of $470,000; $145,000; and $113,969 for 1992, 1991 and 1990.

NOTE 16: STOCK DIVIDEND

     On April 12, 1990 the board of directors approved a 100% stock dividend payable June 20, 1990.

                           INVESTARK BANKSHARES, INC.

NOTE 17: CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

     The financial position of InvestArk Bankshares, Inc. (parent company only), its results of operations and cash flows are summarized as follows:

                                                                          DECEMBER 31,
                                                                    -------------------------
                                                                       1992           1991
                                                                    ----------     ----------
Condensed financial position:
Assets:
  Cash............................................................  $    94,395    $    74,366
  Investment in subsidiaries......................................   16,174,658     14,609,204
  Other assets....................................................      137,195        110,766
                                                                    -----------    -----------
          Total assets............................................  $16,406,248    $14,794,336
                                                                    -----------    -----------
                                                                    -----------    -----------
Liabilities and capital accounts:
  Long-term debt..................................................      500,000        869,699
  Other liabilities...............................................       86,142         91,193
                                                                    -----------    -----------
          Total liabilities.......................................      586,142        960,892
                                                                    -----------    -----------
Common stock......................................................    2,191,220      2,191,220
Surplus...........................................................    1,098,929      1,098,929
Retained earnings.................................................   12,690,099     10,661,919
Treasury stock....................................................     (157,144)      (118,624)
Net unrealized loss on marketable equity securities...............       (2,998)
                                                                    -----------    -----------
          Total capital...........................................   15,820,106     13,833,444
                                                                    -----------    -----------
          Total liabilities and capital...........................  $16,406,248    $14,794,336
                                                                    -----------    -----------
                                                                    -----------    -----------

                                                                  YEAR ENDED DECEMBER 31,
                                                            -----------------------------------
                                                              1992         1991         1990
                                                            ---------    ---------    ---------
Condensed operating results:
  Dividends from subsidiaries.............................  $  734,746    $ 245,766    $ 584,168
  Other income............................................       2,726        3,790          504
                                                            ----------    ---------    ---------
                                                               737,472      249,556      584,672
                                                            ----------    ---------    ---------
  Interest................................................      55,437       73,924      119,267
  Other expense...........................................      54,611       29,718       21,508
                                                            ----------    ---------    ---------
                                                               110,048      103,642      140,775
                                                            ----------    ---------    ---------
Income before tax benefit and equity in undistributed
  income of subsidiaries..................................     627,424      145,914      443,897
Income tax benefit........................................     (35,412)     (46,937)     (17,450)
                                                            ----------    ---------    ---------
Income before equity in undistributed income of
  subsidiaries............................................     662,836      192,851      461,347
Equity in undistributed income of subsidiaries............   1,570,386      713,715     (142,334)
                                                            ----------    ---------    ---------
Net income................................................  $2,233,222    $ 906,566    $ 319,013
                                                            ----------    ---------    ---------
                                                            ----------    ---------    ---------

                           INVESTARK BANKSHARES, INC.

                                                                  YEAR ENDED DECEMBER 31,
                                                            -----------------------------------
                                                              1992         1991         1990
                                                            ---------    ---------    ---------
Condensed statements of cash flows:
  Cash flows from operating activities:
     Net income...........................................  $ 2,233,222   $ 906,566    $ 319,013
     Undistributed income.................................   (1,570,540)   (713,715)     142,334
     Gain on sale of stock................................       (1,896)
     Amortization.........................................        3,011       2,814        2,715
     (Increase) decrease in other assets..................      (25,949)     76,595       10,581
     Increase (decrease) in other liabilities.............      (13,431)      5,909     (322,079)
                                                            -----------   ---------    ---------
                                                                624,417     278,169      152,564
                                                            -----------   ---------    ---------
  Cash flows from investing activities:
     Purchase Bank of North Arkansas stock................         (923)    (13,756)
     Proceeds from sale of stock..........................        9,796
                                                            -----------   ---------    ---------
                                                                  8,873     (13,756)           0
                                                            -----------   ---------    ---------
  Cash flows from financing activities:
     Purchase of treasury stock...........................      (38,520)
     Repayment of borrowings..............................     (369,699)                (230,000)
     Dividends paid.......................................     (205,042)   (194,566)    (129,727)
                                                            -----------   ---------    ---------
                                                               (613,261)   (194,566)    (359,727)
                                                            -----------   ---------    ---------
     Net increase (decrease) in cash......................       20,029      69,847     (207,163)
     Cash beginning of year...............................       74,366       4,519      211,682
                                                            -----------   ---------    ---------
     Cash at end of year..................................  $    94,395   $  74,366    $   4,519
                                                            -----------   ---------    ---------
                                                            -----------   ---------    ---------
     Supplementary data for cash flows:
       Interest paid......................................  $    55,437   $  95,607    $  97,584

                           INVESTARK BANKSHARES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    SEPTEMBER 30,   DECEMBER 31,
                                                                        1993            1992
                                                                    -------------   ------------
                                             ASSETS
Cash and Due from Banks...........................................   $ 17,627,460   $ 12,938,041
Interest Bearing Deposits with Other Banks........................      1,370,146      1,744,435
                                                                    -------------   ------------
Federal Funds Sold................................................              0        425,000
                                                                    -------------   ------------
Investment Securities -- at Cost (Estimated Fair Value
  of $87,550,000 and $84,411,000 at September 30, 1993 and
  December 31, 1992, Respectively)................................     84,719,400     82,461,782
                                                                    -------------   ------------
Loans.............................................................     83,133,078     87,025,647
Less: Unearned Interest...........................................        (26,741)       (46,944)
Allowance for Loan Losses.........................................       (896,091)    (1,073,186)
                                                                    -------------   ------------
Net Loans.........................................................     82,210,246     85,905,517
                                                                    -------------   ------------
Premises and Equipment............................................      2,791,105      2,956,535
                                                                    -------------   ------------
Other Real Estate Owned...........................................        277,523      1,241,534
                                                                    -------------   ------------
Other Assets......................................................      3,341,000      3,260,602
                                                                    -------------   ------------
          Total Assets............................................   $192,336,880   $190,933,446
                                                                    -------------   ------------
                                                                    -------------   ------------
                                          LIABILITIES
Deposits:
  Demand..........................................................   $ 34,331,439   $ 26,677,868
  Savings and Interest Bearing
  Demand..........................................................     61,882,537     62,423,952
  Time............................................................     74,310,998     81,000,303
                                                                    -------------   ------------
          Total Deposits..........................................    170,524,974    170,102,123
Federal Funds Purchased and Securities
  Sold under Purchase Agreements..................................      3,025,584      3,715,540
Short-Term Borrowings.............................................        525,832
Other Liabilities.................................................      1,130,346      1,295,678
                                                                    -------------   ------------
          Total Liabilities.......................................    175,206,736    175,113,341
                                                                    -------------   ------------
                                        CAPITAL ACCOUNTS
Common Stock (Par Value $10; 5,000,000 Shares Authorized; 219,122
  Shares Issued)..................................................      2,191,220      2,191,220
Surplus...........................................................      1,098,929      1,098,929
Retained Earnings.................................................     13,997,139     12,687,100
Less: Treasury Stock -- at Cost...................................       (157,144)      (157,144)
                                                                    -------------   ------------
          Total Capital...........................................     17,130,144     15,820,105
                                                                    -------------   ------------
          Total Liabilities and Capital Accounts..................   $192,336,880   $190,933,446

   The accompanying notes are an integral part of these financial statements.

                    INVESTARK BANKSHARES, INC. CONSOLIDATED

                         CONSOLIDATED INCOME STATEMENTS

                                                                     SEPTEMBER 30,    SEPTEMBER 30,
                                                                         1993             1992
                                                                     -------------    -------------
Interest Income:
  Interest and Fees on Loans......................................    $ 4,968,915      $  6,099,897
  Interest on Securities:
     Taxable Securities...........................................      3,511,125         3,402,392
     Nontaxable Securities........................................        795,011           929,047
  Interest on Federal Funds Sold and Securities Purchased under
     Resell Agreements............................................         16,899           162,408
  Interest on Deposits in Banks...................................        250,779           233,798
                                                                     ------------     -------------
     Total Interest Income........................................      9,542,729        10,827,542
                                                                     ------------     -------------
Interest Expense:
  Interest on Deposits............................................      3,776,551         4,774,255
  Interest on Fed Funds Purchased and Securities Sold under
     Repurchase Agreements........................................         73,883           152,237
  Interest on Borrowings..........................................         27,270            68,589
                                                                     ------------     -------------
     Total Interest Expense.......................................      3,877,704         4,995,081
                                                                     ------------     -------------
     Net Interest Income..........................................      5,665,025         5,832,461
     Provision for Loan Losses....................................              0            38,547
                                                                     ------------     -------------
     Net Interest Income after Provision for Loan Losses..........      5,665,025         5,793,914
                                                                     ------------     -------------
Other Income:
  Service Charges on Deposits.....................................        257,952           306,402
  Other Fees and Charges..........................................         85,809            68,868
  Trust Department Income.........................................        376,498           342,603
  Other Income....................................................        407,395           291,661
                                                                     ------------     -------------
     Total Other Income...........................................      1,127,654         1,009,534
                                                                     ------------     -------------
Other Expense:
  Salaries........................................................      1,615,319         1,520,091
  Pension and Other Employee Benefits.............................        394,969           374,189
  Net Occupancy Expense...........................................        272,223           350,039
  Equipment Expense...............................................        412,514           278,163
  Data Processing Expense.........................................        133,603           133,461
  Other Operating Expense.........................................      2,083,030         1,973,485
                                                                     ------------     -------------
     Total Other Expense..........................................      4,911,658         4,629,428
                                                                     ------------     -------------
Income Before Income Taxes........................................      1,881,021         2,174,020
  Income Tax Expense..............................................        431,002           493,310
                                                                     ------------     -------------
Net Income........................................................    $ 1,450,019      $  1,680,710
                                                                     ------------     -------------
                                                                     ------------     -------------
Net Income per Share..............................................          $6.73             $7.77
  Dividends per Share.............................................          $ .65             $ .55
  Average Number of Shares Outstanding During the Year............        215,356           216,198

   The accompanying notes are an integral part of these financial statements.

                    INVESTARK BANKSHARES, INC. CONSOLIDATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     SEPTEMBER 30,    SEPTEMBER 30,
                                                                         1993             1992
                                                                      ----------       ----------
Cash Flows from Operating Activities:
  Net Income........................................................  $1,450,019       $1,680,710
  Adjustments to Reconcile Net Income to Net Cash Provided By
     Operating Activities:
     Depreciation and Amortization..................................     410,475          391,660
     Net Accretion on Securities....................................      (6,886)        (101,124)
     (Gain) Loss on Sale of Investment Securities...................      31,004          (14,855)
     Decrease in Other Assets.......................................     863,410        1,429,958
     Decrease in Accrued Liabilities................................    (165,332)        (748,553)
                                                                     -----------      -----------
     Total Adjustments..............................................   1,132,671          957,086
                                                                     -----------      -----------
  Net Cash Provided by Operating Activities.........................   2,582,690        2,637,796
                                                                     -----------      -----------
Cash Flows from Investing Activities:
  Proceeds from Sale of Investment Securities.......................  14,803,780       15,948,028
  Purchase of Investment Securities................................. (16,711,227)     (22,263,099)
  Net Decrease in Loans.............................................   3,715,474        2,500,190
  Purchase of Premises and Equipment................................    (245,045)        (192,351)
                                                                     -----------      -----------
  Net Cash Provided (Used) by Investing Activities..................   1,562,982       (4,007,232)
                                                                     -----------      -----------
Cash Flows from Financing Activities:
  Increase in Demand, Now and Savings Accounts......................   7,112,156       20,818,956
  Net Increase in Time Deposits.....................................  (6,689,305)      (7,779,050)
  Net Decrease in Short-Term Borrowings.............................    (164,124)      (2,541,554)
  Purchase of Treasury Stock........................................                       (1,890)
  Dividends Paid....................................................    (139,980)        (118,900)
                                                                     -----------      -----------
  Net Cash Provided by Financing Activities.........................     118,747       10,377,562
                                                                     -----------      -----------
Net Increase (Decrease) in Cash and Equivalents.....................   4,264,419        9,008,126
Cash and Equivalents, Beginning of Year.............................  13,363,041       18,716,503
                                                                     -----------      -----------
Cash and Equivalents, End of Year................................... $17,627,460      $27,724,629
                                                                     -----------      -----------
                                                                     -----------      -----------

   The accompanying notes are an integral part of these financial statements.

                    INVESTARK BANKSHARES, INC. CONSOLIDATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: PRINCIPLES OF CONSOLIDATION

     The Consolidated Financial Statements of InvestArk Bankshares, Inc. Include the Accounts of the Parent Company and its Bank Subsidiaries, First National Bank in Stuttgart, Stuttgart, Arkansas (99.7% Owned) and the Bank of North Arkansas, Melbourne, Arkansas (99.7% Owned). All Material Intercompany Transactions Have Been Eliminated.

     The Consolidated Statements of Condition as of September 30, 1993 and the Related Consolidated Income Statements for the Nine Month Periods Ended September 30, 1993 and 1992 and the Consolidated Statements of Cash Flows for the Nine Month Periods Ended September 30, 1993 and 1992 Are Unaudited; in the Opinion of Management, All Adjustments Necessary for a Fair Presentation of the Financial Statements Are Included.

NOTE 2: RESULTS OF OPERATIONS

     The Results of Operations for the Nine Month Period Ended September 30, 1993 Are Not Necessarily Indicative of the Results for the Entire Year of 1993. During the fourth quarter of 1993, InvestArk made an addition to its allowance for possible loan losses of approximately $590,000 and an addition to its reserve against other real estate owned of approximately $100,000. These additions were made in order to achieve conformity with the policies followed by the subsidiary banks of First United.

NOTE 3: RECLASSIFICATIONS

     Certain Reclassifications of 1992 Amounts Have Been Made to Conform to the 1993 Presentation.

NOTE 4: PENDING TRANSACTION

     On October 21, 1993, InvestArk Signed a Letter of Intent to Be Acquired by First United Bankshares, Inc. El Dorado, Arkansas. Under the Letter of Intent, InvestArk Shareholders Will Receive $26.1 Million in First United Common Stock in Exchange for All of the Outstanding Shares of InvestArk.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Arkansas Business Corporation Act of 1987 (the "Act") codified at Ark. Code Ann. sec.4-27-101 et. seq. and more specifically at Ark. Code Ann. sec.4-27-850 permits an Arkansas Corporation to indemnify directors, officers, employees and agents under some circumstances, and mandates indemnification under certain limited circumstances. The Act permits a corporation to indemnify a director, officer, employee, or agent for expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee or agent in connection with his defense of a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions where a court deems the award of expenses appropriate. The Act grants express power to an Arkansas corporation to purchase liability insurance for its directors, officers, employees and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnifications.

     The Amended and Restated Articles of Incorporation and the Bylaws of First United provides that the directors, officers, employees and agents of First United shall be indemnified as set forth below.

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

     TWELFTH. The corporation may indemnify any person who was, or is, a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding to the fullest extent permitted by the Arkansas Business Corporation Act as it now exists or may hereafter be amended.

                                    BY-LAWS

     Section 6. INDEMNIFICATION. Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the Arkansas Business Corporation Act of the State of Arkansas, as amended and as the same may be amended hereafter, against all expenses, liabilities, and losses (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any lawful manner by such person. Such right of indemnification shall not be exclusive of any other right which such director or officer may have or hereafter acquire and, without limiting the generality of such statement, he shall be entitled to his rights of indemnification under any agreement, vote of stockholders, provisions of law, or otherwise, as well as his rights under this paragraph.

     The board of directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have power to indemnify such person.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       EXHIBIT
         NO.                                  DESCRIPTION OF EXHIBIT
       -------                                ----------------------
           2         -- Agreement and Plan of Reorganization Between First United Bancshares,
                        Inc. and InvestArk Bankshares, Inc. and Plan of Merger attached as
                        Exhibit A thereto.

           3(i)      -- Articles of Incorporation of InvestArk Bankshares, Inc.

           3(ii)     -- Bylaws of InvestArk Bankshares, Inc.

           5         -- Opinion of Ivester, Skinner & Camp, P.A.

           8         -- Tax Opinion of Shults, Ray & Kurrus regarding InvestArk Bankshares,
                        Inc. Acquisition.

           9         -- Trust agreement dated             , 1994 by and among Jackson T.
                        Stephens, the W.R. Stephens Trust, the W.R.Stephens, Jr. Trust, W.R.
                        Stephens, Jr., Warren A. Stephens, the Elizabeth Ann Stephens
                        Campbell Trust, Stephens Group, Inc. and the Bank of New York, as
                        trustee.

          10         -- Shareholders Agreement dated December 17, 1993 by and among First
                        United, W.R. Stephens, Jr., the W.R. Stephens Trust, the W.R.
                        Stephens Trust, Jackson T. Stephens, Warren A. Stephens and Elizabeth
                        Ann Stephens Trust.

          21         -- Subsidiaries of First United Bancshares, Inc.

          23(a)      -- Consent of Arthur Andersen & Co.

          23(b)      -- Consent of Martin and Company

          24         -- Power of Attorney -- Signature Page of the Registration Statement

          99(a)      -- First United Bancshares, Inc. Form of Proxy

          99(b)      -- InvestArk Bankshares, Inc. Form of Proxy

ITEM 22. UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (7) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (8) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 (sec. 239.13 of this chapter) or Form S-8 (sec. 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of El Dorado, State of Arkansas, on January 18,1994.

                                            FIRST UNITED BANCSHARES, INC.

                                                  /s/  JAMES V. KELLEY
                                                      James V. Kelley
                                               Chairman, President and Chief
                                                     Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS: That the undersigned, a Director or Officer, or both, of First United Bancshares, Inc. (the "Corporation"), acting pursuant to authorization of the Board of Directors of the Corporation, hereby appoints James V. Kelley and John E. Burns, attorney-in-fact and agents for me and in my name and on my behalf, individually and as a Director or Officer, or both, of the Corporation, to sign a Registration Statement on Form S-4 and any amendments (including post effective amendments) and supplements thereto, of the Corporation to be filed with the Securities and Exchange Commission pursuant to any applicable Rule under the Securities Act of 1933, as amended (the "Act") with respect to the issue and sale of not more than 985,849 shares of common stock, par value $1.00 of the Corporation, said shares to be exchanged to the stockholders of InvestArk Bankshares, Inc. with respect to the merger by and between InvestArk Bankshares, Inc. and the Corporation whereby InvestArk Bankshares, Inc. will be merged with and into the Corporation, and generally to do and perform all things necessary to be done in connection with the foregoing as fully in all respects as I could do personally.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of January, 1994.

                  SIGNATURE                               TITLE                     DATE
- ---------------------------------------------  ----------------------------   -----------------
          /s/  JAMES V. KELLEY                 Chairman, President, Chief     January 18, 1994
               James V. Kelley                   Executive Officer and
                                                 Director

           /s/  JOHN E. BURNS                  Vice President, Chief          January, 18, 1994
                John E. Burns                    Financial Officer and
                                                 Principal Accounting
                                                 Officer

          /s/  E. LARRY BURROW                 Director                       January 18, 1994
               E. Larry Burrow

        /s/  CLAIBORNE P. DEMING               Director                       January 18, 1994
             Claiborne P. Deming

         /s/  GRADY E. DUPRIEST                Director                       January 18, 1994
              Grady E. DuPriest

      /s/  WILLIAM A. ECKERT, JR.              Director                       January 18, 1994
           William A. Eckert, Jr.

                  SIGNATURE                               TITLE                     DATE
- ---------------------------------------------  ----------------------------   -----------------
         /s/  ROY E. LEDBETTER                 Director                       January 18, 1994
              Roy E. Ledbetter

         /s/  MICHAEL F. MAHONY                Director                       January 18, 1994
              Michael F. Mahony

         /s/  RICHARD H. MASON                 Director                       January 18, 1994
              Richard H. Mason

          /s/  JACK W. MCNUTT                  Director                       January 18, 1994
               Jack W. McNutt

      /s/  WILLIAM E. MORGAN, JR.              Director                       January 18, 1994
           William E. Morgan, Jr.

         /s/  R. MADISON MURPHY                Director                       January 18, 1994
              R. Madison Murphy

          /s/  ROBERT C. NOLAN                 Director                       January 18, 1994
               Robert C. Nolan

         /s/  PAULA M. O'CONNOR                Director                       January 18, 1994
              Paula M. O'Connor

      /s/  KATHERINE PATTON OZMENT             Director                       January 18, 1994
           Katherine Patton Ozment

          /s/  CAL PARTEE, JR.                 Director                       January 18, 1994
               Cal Partee, Jr.

           /s/  W. C.  PARTEE                  Director                       January 18, 1994
                W. C. Partee

           /s/  CHESLEY PRUET                  Director                       January 18, 1994
                Chesley Pruet

       /s/  JOHN D. TRIMBLE, JR.               Director                       January 18, 1994
            John D. Trimble, Jr.

          /s/  RALPH C. WEISER                 Director                       January 18, 1994
               Ralph C. Weiser

        /s/  DAVID M. YOCUM, JR.               Director                       January 18, 1994
             David M. Yocum, Jr.

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY   , 1994

                                                          REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    EXHIBITS
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                         FIRST UNITED BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         FIRST UNITED BANCSHARES, INC.

                        FORM S-4 REGISTRATION STATEMENT

                               INDEX TO EXHIBITS

EXHIBIT NO.                               DESCRIPTION
- -----------                               -----------
   2       -- Agreement and Plan of Reorganization Between First United Bancshares,
              Inc. and InvestArk Bankshares, Inc. and Plan of Merger attached as
              Exhibit A thereto.

   3(i)    -- Articles of Incorporation of InvestArk Bankshares, Inc.

   3(ii)   -- Bylaws of InvestArk Bankshares, Inc.

   5       -- Opinion of Ivester, Skinner & Camp, P.A.

   8       -- Tax Opinion of Shults, Ray & Kurrus regarding InvestArk Bankshares,
              Inc. Acquisition.

   9       -- Trust agreement dated             , 1994 by and among Jackson T.
              Stephens, the W.R. Stephens Trust, the W.R.Stephens, Jr. Trust, W.R.
              Stephens, Jr., Warren A. Stephens, the Elizabeth Ann Stephens
              Campbell Trust, Stephens Group, Inc. and the Bank of New York, as
              trustee.

  10       -- Shareholders Agreement dated December 17, 1993 by and among First
              United, W.R. Stephens, Jr., the W.R. Stephens Trust, the W.R.
              Stephens Trust, Jackson T. Stephens, Warren A. Stephens and Elizabeth
              Ann Stephens Trust.

  21       -- Subsidiaries of First United Bancshares, Inc.

  23(a)    -- Consent of Arthur Andersen & Co.

  23(b)    -- Consent of Martin and Company

  24       -- Power of Attorney -- Signature Page of the Registration Statement

  99(a)    -- First United Bancshares, Inc. Form of Proxy

  99(b)    -- InvestArk Bankshares, Inc. Form of Proxy